Exhibit 2.2

CREDIT AND GUARANTY AGREEMENT
dated as of

February 15, 2013
among

AEROPUERTO DE CANCÚN, S.A. DE C.V.,
as Borrower,

GRUPO AEROPORTUARIO DEL SURESTE, S.A.B. DE C.V.,

as Guarantor

the LENDERS referred to herein,

and

BBVA BANCOMER S.A., INSTITUCIÓN DE BANCA MÚLTIPLE,

GRUPO FINANCIERO BBVA BANCOMER,
as Administrative Agent

BBVA BANCOMER S.A., INSTITUCIÓN DE

BANCA MÚLTIPLE, GRUPO FINANCIERO BBVA BANCOMER
and
MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED,

JOINT LEAD ARRANGERS

TABLE OF CONTENTS

(continued)

i

v

List of Schedules

Schedule 1.1-I	Lenders; Commitments; Etc.
Schedule 11.2	Administrative Agent’s Office; Certain Addresses for Notices

List of Exhibits

Exhibit A	-	Form of Assignment and Assumption
Exhibit B	-	Form of Loan Notice
Exhibit C	-	Form of Note
Exhibit D	-	Form of Legal Opinion of Claudio Góngora Morales
Exhibit E	-	Form of Legal Opinion of Cleary Gottlieb Steen & Hamilton LLP
Exhibit F	-	Form of Officer’s Certificate
Exhibit G	-	Form of Process Agent Acceptance
Exhibit H	-	Form of Compliance Certificate

INDEX OF DEFINED TERMS

Page

Act	76
Additional Amounts	29
Administrative Agent	1
Administrative Agent’s Office	1
Administrative Questionnaire	1
Affiliate	1
Agent Parties	62
Agreement	1
Applicable Law	1
Applicable Margin	2
Applicable Percentage	2
Approved Fund	2
Assignment and Assumption	2
Availability Period	2
Base Rate	2
Base Rate Loan	2
BBA LIBOR	13
BMC	2
Board	2
Borrower	1
Borrowing	2
Borrowing Date	3
Business Day	3
Cancún Concession	3
Capital Lease Obligations	3
Capital Stock	3
Change in Control	3
Change in Law	4
Closing Date	39
CNBV	4
Code	4
Combined Standalone Basis	15
Commitment	4
Competitor	4
Compliance Certificate	42
Connection Income Taxes	4
Consolidated	4
Consolidated EBITDA	4
Consolidated Interest Coverage Ratio	5
Consolidated Interest Expense	5
Consolidated Leverage Ratio	5
Consolidated Net Income	5
Consolidated Total Assets	6
Consolidated Total Indebtedness	6

INDEX OF DEFINED TERMS

(continued)

Page

Contest	6
Contested	6
Contingent Obligation	6
Contractual Obligation	7
Control	7
Controlling Shareholders	7
Debtor Relief Laws	7
Default	7
Default Rate	7
Defaulting Lender	7
Designated Jurisdiction	8
Discharge of Obligations	8
Dispose	8
Disposed of	8
Disposition	8
Dodd-Frank Act	4
Dollar	8
EBITDA	5
Entitled Person	75
Environmental Laws	8
Environmental Liability	9
Environmental Permit	9
Event of Default	9
Excluded Taxes	9
Export Credit Agency	9
Fair Market Value	9
FATCA	10
Federal Funds Effective Rate	10
Fee Letters	10
Financial Officer	10
Foreign Financial Institution	10
Governmental Authority	10
Guaranteed Obligations	56
Guarantor	1
Guaranty	10
Hazardous Materials	10
Hedging Agreements	10
IFRS	11
Incur	11
Incurrence	11
Incurring	11
Indebtedness	11
Indemnified Taxes	12
Indemnitee	63

INDEX OF DEFINED TERMS

(continued)

Page

Interest Payment Date	12
Interest Period	12
ITA	12
Joint Lead Arrangers	12
Lender Parties	12
Lenders	12
Lending Office	13
LIBO Rate	13
LIBO Rate Loan	14
Lien	14
Loan	14
Loan Documents	14
Loan Notice	14
Loan Parties	14
Loan Party	14
Loan Party Materials	43
London Banking Day	14
Master Agreement	11
Material Adverse Effect	14
Material Indebtedness	50
Material Subsidiary	14
Material Subsidiary Group	15
Maturity Date	15
Maximum Rate	71
Mexican Financial Institution	15
Mexican GAAP	15
Mexico	15
Non-Consenting Lender	15
Notes	15
Obligations	15
OFAC	15
Officers’ Certificate	16
Organizational Documents	16
Other Connection Taxes	16
Other Taxes	16
Outstanding Amount	16
Parent Company	16
Participant	68
Participant Register	69
Payment Jurisdiction	16
Person	16
Platform	43
primary obligations	6
primary obligor	6

INDEX OF DEFINED TERMS

(continued)

Page

prime rate	2
Process Agent	73
Public Filings	16
Public Lender	43
Public Side Information	44
Qualified Entity	16
Recipient	17
Reference Concession	17
reference period	5
Register	68
Regulation U	17
Regulation X	17
Regulation Y	17
Related Parties	17
Required Lenders	17
Requirement of Law	17
Responsible Officer	17
Restricted Payment	17
Rolling Period	18
Sanction	18
SEC	18
Solvent	18
Subsidiary	18
Taxes	18
Termination Date	18
Type	18
U.S.$	8
United States	19
Wholly Owned Subsidiary	19

x

CREDIT AND GUARANTY AGREEMENT, dated as of February 15, 2013, among Aeropuerto de Cancún, S.A. de C.V., a sociedad anónima duly incorporated and validly existing under the laws of Mexico, as borrower (the “Borrower”), Grupo Aeroportuario del Sureste, S.A.B. de C.V., a sociedad anónima bursatil de capital variable duly incorporated and validly existing under the laws of Mexico, as guarantor (the “Guarantor”), the several Lenders (as defined herein) from time to time party hereto and BBVA Bancomer S.A., Institución de Banca Múltiple, Grupo Financiero BBVA Bancomer, as administrative agent for the Lenders (in such capacity, the “Administrative Agent”).

WHEREAS, the Borrower has requested that the Lenders provide a senior term loan facility, and the Lenders are willing to do so on the terms and conditions set forth herein; and

WHEREAS, the Guarantor will benefit directly from the transactions contemplated under the Loan Documents (as defined below) and the Guarantor is willing to guarantee the obligations of the Borrower under the Loan Documents.

NOW THEREFORE, in consideration of the mutual covenants and agreements contained herein and for other good and valuable consideration, the sufficiency of which is hereby acknowledged, the parties hereto covenant and agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1                                    Defined Terms. As used in this Agreement, the following terms shall have the meanings specified below:

“Administrative Agent” has the meaning given to that term in the preamble to this Agreement.

“Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 11.2, or such other address or account as the Administrative Agent may from time to time notify to the Borrower and the Lenders.

“Administrative Questionnaire” means, with respect to each Lender, an administrative questionnaire in a form supplied by the Administrative Agent and submitted to the Administrative Agent duly completed by such Lender.

“Affiliate” of any Person, means any Person which, directly or indirectly, is in control of, is Controlled by, or is under common Control with, such Person.

“Agreement” means this Credit Agreement, as amended, supplemented or modified from time to time.

“Applicable Law” means, as to any Person, all applicable constitutions, treaties, laws, statutes, codes, ordinances, orders, decrees, rules and regulations of any Governmental Authority binding upon such Person or to which such a Person is subject.

“Applicable Margin” means a rate per annum equal to, (i) with respect to any LIBO Rate Loan, 1.99% and (ii) with respect to any Base Rate Loan, 0.99%.

“Applicable Percentage” means, for any Lender (a) at any time, the ratio (expressed as a percentage) of (i) such Lender’s Commitment at such time to (ii) the sum of all the Lenders’ Commitments at such time, and (b) if the Commitments have terminated, the percentage that the amount of such Lender’s Loans at such time represents of the aggregate amount of the Loans of all Lenders.

“Approved Fund” means any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Assignment and Assumption” means an assignment and assumption agreement (with the consent of the Borrower to the extent required hereunder) entered into by a Lender and an assignee, substantially in the form of Exhibit A or in any other form approved by the Administrative Agent.

“Availability Period” means the period commencing on the Closing Date and ending on the Termination Date.

“Base Rate” means, for any day, a rate per annum equal to the highest of (a) the rate of interest in effect for such day as publicly announced from time to time by the bank acting as Administrative Agent as its “prime rate,” (b) the Federal Funds Effective Rate, as in effect for such day, plus 0.5% and (c) 1.00% plus the LIBO Rate, as adjusted to conform to changes as of the opening of business on the date of any change of such LIBO Rate.  The “prime rate” is a rate set by the bank acting as Administrative Agent based upon various factors including such bank’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate.  Any change in such prime rate announced by the bank acting as Administrative Agent shall take effect at the opening of business on the day specified in the public announcement of such change.  Any change in the Federal Funds Effective Rate or the LIBO Rate, as the case may be, shall be effective from and including the effective date of such change in the Federal Funds Rate or the LIBO Rate, as the case may be.

“Base Rate Loan” means a Loan that bears interest based on the Base Rate as provided by Section 3.2 or 3.3.

“BMV” means Bolsa Mexicana de Valores, S.A.B. de C.V., a Mexican sociedad anónima bursátil de capital variable.

“Board” means the Board of Governors of the Federal Reserve System, together with any successor.

“Borrowing” means a borrowing of Loans made or to be made by the Borrower hereunder.

“Borrowing Date” means a Business Day within the Availability Period, designated by the Borrower in a Loan Notice delivered pursuant to Section 2.2, as a day on which the Borrower shall make a Borrowing hereunder.

“Business Day” means a day other than a Saturday or Sunday on which (a) commercial banks are open for general business in New York, New York and Mexico City, Mexico, and (b) when used in connection with a LIBO Rate Loan or the determination of the LIBO Rate, a London Banking Day.

“Cancún Concession”  means the license (concesión) granted by the Mexican Federal Government through the Ministry of Communications and Transports (Secretaría de Comunicaciones y Transportes) to the Borrower on June 29, 1998, as amended on March 19, 1999, in order to: (i) manage, operate and exploit the International Airport of the City of Cancún, Quintana Roo, perform construction thereon and to provide airport services and complementary and commercial services as provided for by the Mexican Airport Law (Ley de Aeropuertos), and (ii) use, exploit and benefit from the land concession as provided for by the Mexican National Assets Law (Ley General de Bienes Nacionales).

“Capital Lease Obligations” of any Person, means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under IFRS, and the amount of such obligations shall be the capitalized amount thereof, determined in accordance with IFRS.

“Capital Stock” means any and all shares, interests, participations or other equivalents of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants or options to purchase any of the foregoing, but excluding any debt securities convertible into such equity.

“Change in Control” means the occurrence of any of the following events:

(a)                                 the Borrower shall for any reason cease to be a Subsidiary of the Guarantor;

(b)                                 the Guarantor shall for any reason cease to Control, directly or indirectly, the Borrower;

(c)                                  the direct or indirect sale, transfer, conveyance or other disposition in one or a series of related transactions, of all or substantially all of the properties and assets of any Loan Party; or

(d)                                 ITA shall, individually or collectively, directly or indirectly, cease to Control a majority of the series BB voting shares of the Guarantor; or

(e)                                  the Controlling Shareholders shall, individually or collectively, directly or indirectly, cease to Control ITA.

“Change in Law” means, with respect to any Lender, the adoption or taking effect of, or change in, any law, rule, regulation, treaty, policy, guideline or directive or any change in the interpretation or application thereof, in each case, by any Governmental Authority, in each case after the date hereof or compliance by any Lender with any request or directive of any Governmental Authority made or issued after the date hereof; provided, however, that notwithstanding anything herein to the contrary, (i) all requests, rules, guidelines or directives issued, adopted or implemented under or in connection with the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) or any interpretation or application thereof, and (ii) all requests, rules, guidelines, requirements and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law” regardless of the date enacted, adopted, issued or implemented.

“CNBV” means the Mexican Comisión Nacional Bancaria y de Valores.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, and the regulations thereunder.

“Commitment” means, as to each Lender, its obligation to make Loans to the Borrower pursuant to Section 2.1 in an aggregate principal amount not to exceed the amount in Dollars set forth opposite such Lender’s name on Schedule 1.1-I or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable. The aggregate Lenders’ Commitments on the Closing Date is U.S.$215,000,000.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Competitor”  means any Person that is, directly or indirectly (including through any of its Affiliates), a competitor of any Loan Party or any Subsidiary of a Loan Party in any of the aeronautical service and airport commercial activities business, provided that the Loan Parties, acting reasonably and in good faith, may from time to time supplement the lines of business set forth in this definition to add other lines of business in which the Loan Parties or their Subsidiaries are actually engaged, by written notice to the Administrative Agent.

“Consolidated” refers to the consolidation of accounts of a Person and its Subsidiaries in accordance with IFRS.

“Consolidated EBITDA” means, for any period, with respect to the Guarantor and its Subsidiaries on a Consolidated basis, the Consolidated Net Income for such period plus (a) without duplication and to the extent deducted in determining such Consolidated Net Income, the sum of (i) Consolidated Interest Expense for such period, (ii) Consolidated income tax expense and employee profit sharing expenses for such period, (iii) depreciation and amortization expense for such period, (iv) any foreign exchange and monetary variation losses for such period and (v) any extraordinary or non-recurring charges for such period and any non-cash charges (excluding any such non-cash charge to the extent that it represents an accrual of or reserve for cash expenditures in any prior or future periods and write-downs of current assets) for such period, and minus (b) without duplication, to the extent included in determining such Consolidated Net Income, (i) any extraordinary or non-recurring gains and expenses and all non-cash items of income for such period, and (ii) Consolidated interest income for such period, all determined in accordance with IFRS; provided, that (A) the Consolidated EBITDA of any Person or line of business acquired by the Guarantor or any of its Subsidiaries during such period shall be included on a pro forma basis for such period (assuming that the consummation of such acquisition and the Incurrence of any Indebtedness in connection therewith occurred as of the first day of such period) and (B) the Consolidated EBITDA of any Person or line of business Disposed of by the Guarantor or any of its Subsidiaries during such period shall be excluded for such period (assuming that the consummation of such Disposition and the repayment of any Indebtedness in connection therewith occurred as of the first day of such period).  As used in connection with any Person other than the Guarantor, the term “EBITDA” shall have a correlative meaning with the foregoing (with each reference to the Guarantor in the definition of “Consolidated EBITDA” being deemed a reference to such Person and each reference therein to the Subsidiaries of the Guarantor being deemed a reference to such Person’s Subsidiaries).

“Consolidated Interest Coverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated EBITDA for the Rolling Period ending on such date (or, if such date is not the last date of a fiscal quarter of the Guarantor, ended on the last date of the fiscal quarter of the Guarantor most recently ended prior to such date (for purposes of this definition, the “reference period”) to (b) Consolidated Interest Expense for the reference period.

“Consolidated Interest Expense” means, for any period, with respect to the Guarantor and its Subsidiaries on a Consolidated basis, (a) all interest, premium payments, debt discount, fees, charges and related expenses of the Guarantor and its Subsidiaries in connection with borrowed money (including capitalized interest) or in connection with the deferred purchase price of assets, in each case to the extent treated as interest for such period in accordance with IFRS, and (b) the portion of rent expense of the Guarantor and its Subsidiaries with respect to such period under capital leases that is treated as interest in accordance with IFRS; provided that (i) the Consolidated Interest Expense of any entity acquired by the Guarantor or any of its Subsidiaries during such period shall be included on a pro forma basis for such period (assuming the consummation of such acquisition and the Incurrence or assumption of any Indebtedness in connection therewith occurred as of the first day of such period) and (ii) the Consolidated Interest Expense of any Person or line of business sold or otherwise Disposed of by the Guarantor or any of its Subsidiaries (to the extent permitted hereunder) during such period shall be excluded for such period (assuming the consummation of such sale or other disposition and the repayment of any Indebtedness in connection therewith occurred as of the first day of such period).

“Consolidated Leverage Ratio” means, as of any date of determination, the ratio of (i) Consolidated Total Indebtedness as of such date, to (ii) Consolidated EBITDA, for the Rolling Period ended on such date.

“Consolidated Net Income” shall mean, for any period, the Consolidated net income (or loss) of the Guarantor and its Subsidiaries determined on a Consolidated basis in accordance with IFRS; provided, that there shall be excluded from such net income (to the extent otherwise included therein), without duplication, (a) the net income (or loss) of any Person (other than a

Subsidiary of the Guarantor) in which the Guarantor or any of its Subsidiaries has an ownership interest, except to the extent that cash in an amount equal to any such income has actually been received by the Guarantor or (subject to clause (b) below) any of its Subsidiaries during such period; and (b) the net income of any Subsidiary of the Borrower during such period to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary of that income is not permitted by operation of the terms of its organizational documents or any agreement, instrument or Applicable Law during such period, except (i) that the Guarantor’s equity in net loss of any such Subsidiary for such period shall be included in determining Consolidated Net Income and (ii) to the extent of the amount of dividends or other distributions actually paid to the Guarantor or any other Subsidiary of the Guarantor.

“Consolidated Total Assets” means, as of any day, the aggregate of all assets that would be reflected in the Consolidated balance sheet of the Guarantor as of such day, prepared in accordance with IFRS.

“Consolidated Total Indebtedness” means, as of any day, the aggregate principal amount of all Indebtedness of the Guarantor and its Subsidiaries as of such day, determined on a Consolidated basis in accordance with IFRS.

“Contest” means, with respect to the payment of Taxes or any other claims or liabilities by any Person, to contest the validity or amount thereof in good faith by appropriate proceedings; provided, that such Person has posted a bond or other security in accordance with (and to the extent required by) Applicable Law or has established adequate reserves with respect to the contested items in accordance with IFRS.  “Contested” shall have a meaning correlative thereto.

“Contingent Obligation” means, as to any Person, any obligation of such Person guaranteeing or in effect guaranteeing any Indebtedness (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent, (a) to purchase any such primary obligation or any property constituting direct or indirect security therefor; (b) to advance or supply funds (i) for the purchase or payment of any such primary obligation or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor; (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation; (d) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; or (e) as an account party in respect of any letter of credit or letter of guaranty issued to support such primary obligation; provided that the term “Contingent Obligation” shall not include endorsements for collection or deposit in the ordinary course of business or workers compensation guarantees.  The amount of any Contingent Obligation of any Person shall be deemed to be an amount equal to the stated or determinable amount (based on the maximum reasonably anticipated net liability in respect thereof as determined by such Person in good faith) of the primary obligation or portion thereof in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated net liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or undertaking to which such Person is a party or by which it or any of the property or assets owned by it are bound.

“Control” of a Person shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.

“Controlling Shareholders”  means Mr. Fernando Chico Pardo (including his lineal descendants, estates and heirs, or any trust or other investment vehicle for the primary benefit of the foregoing) and Grupo ADO, S.A. de C.V.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, the Ley de Concursos Mercantiles of Mexico and all other liquidation, conservatorship, bankruptcy, concurso mercantil, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Applicable Law of the United States or other applicable jurisdiction from time to time in effect and affecting the rights of creditors generally.

“Default” means any event or condition that, with the giving of any notice, the passage of time, or both, would result in an Event of Default.

“Default Rate” means a rate per annum equal to (i) the Base Rate plus (ii) the Applicable Margin applicable to Base Rate Loans plus (iii) 2% per annum; provided, however, that with respect to a LIBO Rate Loan, the Default Rate shall be an interest rate equal to the interest rate (including any Applicable Margin) otherwise applicable to such Loan plus 2% per annum.

“Defaulting Lender” means, subject to Section 2.12(b), any Lender that (a) has failed to (i) fund all or any portion of its Loans on the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within two Business Days of the date when due, (b) has notified the Borrower or the Administrative Agent in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state, federal or foreign regulatory authority acting in such a capacity; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any Capital Stock or other equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender.  Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above, and of the effective date of such status, shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.12(b)) as of the date established therefor by the Administrative Agent in a written notice of such determination, which shall be delivered by the Administrative Agent to the Borrower and each other Lender promptly following such determination.

“Designated Jurisdiction” means any country or territory to the extent that such country or territory itself is the subject of any Sanction.

“Discharge of Obligations” means (a) indefeasible payment in full in cash in Dollars of the principal of and accrued interest (including on or after the commencement of any proceeding under any Debtor Relief Law, whether or not such interest would be allowed or allowable in such proceeding) on all Loans and other Indebtedness outstanding under the Loan Documents and constituting Obligations (other than contingent or indemnification obligations that are not yet due and payable under any Loan Document), (b) indefeasible payment in full in cash in Dollars of all other Obligations (other than contingent or indemnity obligations that are not yet due and payable under any Loan Document) that are due and payable or otherwise accrued and owing at or prior to the time such principal and interest are paid in full and (c) termination or expiration of all commitments, if any, to extend credit that would constitute Obligations.

“Disposition” means, with respect to any property or asset (including Capital Stock of any Person), any sale, capital lease, sale and leaseback, assignment, conveyance, transfer or other disposition thereof.  The terms “Dispose” and “Disposed of” shall have correlative meanings.

“Dollar” or “U.S.$” refers to lawful currency of the United States.

“Environmental Laws” means, with respect to any Person, any and all federal, state, provincial, territorial, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, guidelines, permits, concessions, grants, franchises, licenses, agreements, governmental restrictions, decrees or requirements of, under or prescribed by, any Governmental Authority (including, without limitation, common law) relating in any way to the environment or the release or threatened release, manufacture, storage, generation, use, treatment, handling, transport, disposal, emission, deposit, discharge, leaching, migration or spill of any Hazardous

Materials into the environment, including, without limitation, pollution or protection of the environment (including, without limitation, ambient air, soil, subsurface strata, surface water, groundwater and natural resources such as flora, fauna and wetlands) or public or employee health, as now or may at any time hereafter be in effect, applicable to such Person or by which any of its property or assets are bound.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of remediation, fines, penalties or indemnities), of the Borrower or any of its Subsidiaries directly or indirectly resulting from or based on (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Material, (c) exposure to any Hazardous Material, (d) the release or threatened release of any Hazardous Material into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Environmental Permit” means any permit, approval, identification number, license or other authorization required under any Environmental Law.

“Event of Default” means any of the events specified in Article VIII; provided that any requirement set forth therein for the giving of notice, the lapse of time, or both, has been satisfied.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to any Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its Lending Office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) Taxes, documentary taxes, excise taxes and similar charges, and levies imposed by any jurisdiction other than a Payment Jurisdiction, except for Taxes, documentary taxes, excise taxes and similar charges, and levies that arise as a result of any action taken by the Borrower or resulting from enforcement of this Agreement or any Loan Document following an Event of Default, and (c) any U.S. federal withholding Taxes imposed pursuant to FATCA.

“Export Credit Agency” means a financial institution for the promotion of exports registered in Book I (Libro I) Section 5 (Sección 5) of the Foreign Banks, Financial Entities, Pension and Retirement Funds and Investment Funds Registry (Registro de bancos, entidades de financiamiento, fondos de pensiones y jubilaciones y fondos de inversión del extranjero) maintained by the Mexican Ministry of Finance for purposes of Article 196-II of the Mexican Income Tax Law (Ley del Impuesto sobre la Renta) (or any successor provision).

“Fair Market Value” means, as of any date, with respect to any asset or property, the price which could be negotiated in an arm’s-length free market transaction, for cash, between a willing seller and a willing buyer, neither of which is under compulsion to complete the transaction on such date.

“FATCA” shall mean Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof.

“Federal Funds Effective Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided, that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to the bank acting as Administrative Agent on such day from three federal funds brokers of recognized standing selected by it.

“Fee Letters” means, collectively, (i) the fee letter dated as of the date hereof, among the Borrower, the Joint Lead Arrangers and the Administrative Agent and (ii) the fee letter dated as of the date hereof, among the Borrower and the Administrative Agent.

“Financial Officer” of any Person means the chief financial officer, principal accounting officer, treasurer, assistant treasurer or controller of such Person.

“Foreign Financial Institution”  means a bank or financial institution registered in Book I (Libro I) Section 1 (Sección 1) or Section 2 (Sección 2) of the Foreign Banks, Financial Entities, Pension and Retirement Funds and Investment Funds Registry (Registro de bancos, entidades de financiamiento, fondos de pensiones y jubilaciones y fondos de inversión del extranjero) maintained by the Mexican Ministry of Finance for purposes of Article 195-I or the Mexican Income Tax Law (Ley del Impuesto sobre la Renta) (or any successor provision).

“Governmental Authority” means the government of Mexico, the United States, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including the Board).

“Guaranty” means the guaranty made by the Guarantor in favor of the Administrative Agent and the Lenders under Article XI.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature defined, identified, regulated, limited or prohibited pursuant to any Environmental Law.

“Hedging Agreements” means (a) any and all interest rate protection agreements, interest rate future agreements, interest rate option agreements, interest rate swap agreements, interest rate cap agreements, interest rate collar agreements, interest rate hedge agreements, foreign exchange contracts, currency swap agreements, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts or any other similar transactions or any combination of the foregoing (including any option to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, traded at the over-the-counter or standardized markets and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or are governed by any form of master agreement published by the International Swaps and Derivative Association, Inc., any International Foreign Exchange Master Agreement or any other master agreement (such master agreement, together with any related schedules, a “Master Agreement”) including any such obligations or liabilities under any Master Agreement.

“IFRS” means the International Financial Reporting Standards, as adopted, and in effect from time to time, by the International Accounting Standards Board, consistently applied throughout the periods involved.

“Incur” means, with respect to any Indebtedness, to incur, create, issue, assume, guarantee or otherwise, contingently or otherwise, become liable, directly or indirectly, for or with respect to, or to extend the maturity of, or become responsible for, the payment of such Indebtedness; provided, however, that neither (i) the accrual of interest, (ii) the accretion of original issue discount nor (iii) an increase in the outstanding amount of Indebtedness caused solely by fluctuations in the exchange rates of currencies shall be considered an Incurrence of Indebtedness.  The terms “Incurrence” and “Incurring” have corresponding meanings.

“Indebtedness” of any Person at any date, means, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person for the deferred purchase price of property or services (except trade payables Incurred in the ordinary course of such Person’s business), (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all Capital Lease Obligations of such Person, (e) all lease obligations of such Person under arrangements under which such Person shall sell or transfer any property, and thereafter lease such property or other property that it intends to use for substantially the same purpose or purposes as the property sold or transferred, (f) all obligations of such Person, contingent or otherwise, as an account party or applicant under or in respect of acceptances, letters of credit, surety bonds or similar arrangements, (g) all Contingent Obligations of such Person in respect of obligations of the kind referred to in clauses (a) through (f) above (which amount of Indebtedness for purpose of this clause shall be deemed to be equal to the lesser of (x) the aggregate unpaid amount of the Indebtedness so guaranteed and (y) the stated maximum amount (if any) of such Contingent Obligation), (h) all obligations of the kind referred to in clauses (a) through (g) above secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any Lien on property (including accounts and contract rights) owned by such Person, whether or not such Person has assumed or become liable for the payment of such obligation (which amount of Indebtedness for purpose of this clause shall be deemed to be equal to the lesser of (x) the aggregate unpaid amount of the Indebtedness so secured and (y) the Fair Market Value of the property encumbered thereby as determined by such Person in good faith), and (i) the net obligations of such Person in respect of

Hedging Agreements (determined by reference to the marked-to-market value thereof).

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Interest Payment Date” means (a) as to any LIBO Rate Loan, the last day of each Interest Period applicable to such Loan; provided, however, that if any Interest Period for a LIBO Rate Loan exceeds six months, the Interest Payment Date will fall, at the election of the Borrower (which election shall be stated in the applicable Loan Notice), on each date every six months after the beginning of such Interest Period or on the last day of such Interest Period; and (b) as to any Base Rate Loan, the last Business Day of each March, June, September and December.

“Interest Period” means, with respect to each LIBO Rate Loan, initially, the period commencing on (and including) the date such LIBO Rate Loan is made or converted to or continued as a LIBO Rate Loan, and ending (but excluding, for purposes of calculating interest) on the numerically corresponding day six calendar months thereafter; and thereafter, the period commencing the last day of the immediately preceding Interest Period applicable to such Loan and ending on (but excluding, for purposes of calculating interest) the numerically corresponding day six calendar months thereafter; provided that (a) if any Interest Period would otherwise end on a day which is not a Business Day, that Interest Period shall be extended to the next succeeding Business Day, unless the result of such extension would be to carry such Interest Period into another calendar month, in which event such Interest Period shall end on the immediately preceding Business Day; (b) no Interest Period shall extend beyond the Maturity Date; and (c) any Interest Period that begins on the last day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month.

“ITA” means Inversiones y Técnicas Aeroportuarias, S.A.P.I. de C.V.

“Joint Lead Arrangers” means, together, BBVA Bancomer S.A., Institución de Banca Múltiple, Grupo Financiero BBVA Bancomer and Merrill Lynch, Pierce, Fenner & Smith Incorporated.

“Lenders” means, collectively, (i) each of the entities listed as a “Lender” on Schedule 1.1-I and (ii) each assignee thereof which becomes a Lender pursuant to an Assignment and Assumption and their respective successors, but excluding any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption, and which shall include in any event the relevant Affiliate of such Lender, if any, specified on Schedule 1.1-I or in such Assignment and Assumption, as applicable (or otherwise as notified to the Administrative Agent and the Borrower from time to time by such Lender), as the Affiliate thereof for purposes of making any Loans by such Lender.

“Lender Parties” means, collectively, the Lenders and the Administrative Agent.

“Lending Office” means, as to each Lender, its office, branch or Affiliate located at its address set forth in Schedule 1.1-I or such other office, branch or Affiliate of such Lender as it may hereafter designate as its Lending Office by notice to the Borrower and the Administrative Agent.

“LIBO Rate” means

(a)                                 for any Interest Period with respect to a LIBO Rate Loan, (i) the rate per annum equal to the rate determined by the Administrative Agent to be the offered rate appearing on the Reuters page that displays an average British Bankers Association Interest Settlement Rate (such page currently being LIBOR01 page) (“BBA LIBOR”) for deposits with a term equivalent to such Interest Period in Dollars (for delivery on the first day of such Interest Period), determined as of approximately 11:00 a.m. (London, England time) on the date two London Banking Days prior to the first day of such Interest Period, (ii) in the event the rate referenced in the preceding clause (i) does not appear on such page or service, or if such page or service shall cease to be available, the rate per annum equal to the rate determined by the Administrative Agent to be the offered rate on such other page or other service that displays an average British Bankers Association Interest Settlement Rate for deposits (for delivery on the first day of such period) with a term equivalent to such Interest Period in Dollars, determined as of approximately 11:00 a.m. (London, England time) on the date two London Banking Days prior to the first day of such Interest Period, or (iii) in the event the rates referenced in the preceding clauses (i) and (ii) are not available, the rate per annum determined by the Administrative Agent to be rate per annum at which deposits in Dollars are offered for such relevant Interest Period to major banks in the London interbank market in London, England by the Administrative Agent’s London Branch at approximately 11:00 a.m. (London, England time) on the date that is two London Banking Days prior to the beginning of such Interest Period; and

(b)                                 for any interest calculation with respect to a Base Rate Loan on any date of determination, (i) the rate per annum equal to the rate determined by the Administrative Agent to be BBA LIBOR for deposits with a term equivalent to one month in Dollars (for delivery on such date), determined as of approximately 11:00 a.m. (London, England time) on the date two London Banking Days prior to such date, (ii) in the event the rate referenced in the preceding clause (i) does not appear on such page or service, or if such page or service shall cease to be available, the rate per annum equal to the rate determined by the Administrative Agent to be the offered rate on such other page or other service that displays an average British Bankers Association Interest Settlement Rate for deposits (for delivery on such date) with a term equivalent to one month in Dollars, determined as of approximately 11:00 a.m. (London, England time) on the date two London Banking Days prior to such date, or (iii) in the event the rates referenced in the preceding clauses (i) and (ii) are not available, the rate per annum determined by the Administrative Agent to be rate per annum at which deposits in Dollars are offered for a period of one month to major banks in the London interbank market in London, England by the Administrative Agent’s London Branch at approximately 11:00 a.m. (London, England time) on the date that is two London Banking Days prior to such date.

“LIBO Rate Loan” means a Loan that bears interest at a rate based on clause (a) of the definition of “LIBO Rate.”

“Lien” means, with respect to any asset or property, (a) any mortgage, deed of trust, fideicomiso, lien, pledge, hypothecation, debenture, encumbrance, charge, assignment in trust or by way of security, for the purpose of constituting a security interest or encumbrance in respect of such asset or property, and (b) the interest of a vendor or lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset or property.

“Loan” means an extension of credit by a Lender to the Borrower under Article II.

“Loan Documents” means, collectively, this Agreement, the Notes, the Fee Letters and each other agreement or instrument executed and delivered in connection herewith.

“Loan Notice” means a notice of the Borrowing pursuant to Section 2.2(a), which, if in writing, shall be substantially in the form of Exhibit B.

“Loan Parties” means, collectively, the Borrower and the Guarantor (each a “Loan Party”).

“London Banking Day” means any day on which dealings in Dollar deposits are conducted by and between banks in the London interbank eurodollar market.

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon the business, properties, financial condition, liabilities (actual or contingent), or results of operations of the Guarantor and its Subsidiaries, taken as a whole; (b) a material impairment of the rights and remedies of the Lender Parties under the Loan Documents; (c) a material adverse effect in the ability of any Loan Party to perform its obligations under the Loan Documents or (d) a material adverse effect upon the legality, validity, binding effect or enforceability of the Loan Documents.

“Material Subsidiary” means, as of any date of determination, any Subsidiary of the Guarantor (i) for which for the Rolling Period most recently ended prior to such date of determination (A) EBITDA of such Subsidiary (Consolidated if it has Subsidiaries) is greater than 10% of the Consolidated EBITDA for such Rolling Period, or (B) revenues of such Subsidiary (Consolidated if it has Subsidiaries) are greater than 10% of the Consolidated revenues of the Guarantor for such Rolling Period, or (ii) having, as of the last day of such Rolling Period, total assets equal to or exceeding 10% of the Consolidated Total Assets as of the last day of such Rolling Period; provided, that for purposes of clauses (b)(i)(A) and (b)(i)(B) above, (x) the EBITDA or revenues, as applicable, of any Person or line of business acquired by the Guarantor or any of its Subsidiaries during such Rolling Period shall be included on a pro forma basis for such Rolling Period (assuming that the consummation of such acquisition and the Incurrence of any Indebtedness in connection therewith occurred as of the first day of such Rolling Period), and (y) the EBITDA or revenues, as applicable, of any Person or line of business Disposed of by the Guarantor or any of its Subsidiaries during such Rolling Period shall be excluded (assuming that the consummation of such Disposition and the repayment of any Indebtedness in connection therewith occurred as of the first day of such Rolling Period).

“Material Subsidiary Group” means any group of several Subsidiaries of the Guarantor that, taken together, would satisfy clause (b)(i)(A), (b)(i)(B) or (b)(ii) of the definition of Material Subsidiary (in each case disregarding clause (B) of the definition of Material Subsidiary); provided that notwithstanding anything to the contrary in the definition of the term “Material Subsidiary” the determination of whether any two or more Subsidiaries of the Guarantor constitute a Material Subsidiary Group shall be made on a Combined Standalone Basis. As used herein, “Combined Standalone Basis,” in respect of any two or more Persons, refers to the combination of the relevant accounts of such Persons (excluding, for the avoidance of doubt, the relevant accounts of any Subsidiary of each such Person), all in accordance with IFRS.

“Maturity Date” means the fifth anniversary of the Closing Date, or if such date is not a Business Day, the immediately preceding Business Day.

“Mexican Financial Institution” means a bank incorporated under the laws of Mexico and authorized to carry out the business of banking in Mexico by the Mexican Ministry of Finance under the Mexican Law of Credit Institutions (Ley de Instituciones de Crédito).

“Mexican GAAP” means the Mexican financial reporting standards (Normas de Información Financiera), as issued from time to time by the Mexican Financial Reporting Standards Board (Consejo Mexicano para la Investigación y Desarrollo de Normas de Información Financiera, A.C.) or any succeeding generally accepted accounting principles as in effect from time to time in Mexico, consistently applied throughout the periods involved

“Mexico” means the United Mexican States.

“Non-Consenting Lender” means any Lender that does not approve any consent, waiver or amendment that (i) requires the consent of all of the Lenders and (ii) has been approved by Lenders representing 75% of the Commitments, or after termination of the Commitments, the Outstanding Amount.

“Notes” means the promissory notes (pagarés) governed by the laws of Mexico and the State of New York payable in Dollars, executed and delivered by the Borrower as issuer and the Guarantor por aval, pursuant to Section 2.8, evidencing the obligation of the Borrower to repay the LIBO Rate Loans and/or Base Rate Loans.

“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, the Borrower arising under any Loan Document or otherwise with respect to any Loan, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed or allowable claims in such proceeding.

“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.

“Officers’ Certificate” means, as applied to any Person, a certificate executed on behalf of such Person by a Responsible Officer of such Person.

“Organizational Documents” shall mean, with respect to any Person, (i) the articles or certificate of incorporation and by-laws (or similar documents) of such Person, (ii) in the case of any limited liability company, the certificate of formation and operating agreement (or similar documents) of such Person, (iii) in the case of any limited partnership, the certificate of formation and limited partnership agreement (or similar documents) of such Person, (iv) in the case of any general partnership, the partnership agreement (or similar document) of such Person and (v) in any other case, the functional equivalent of the foregoing.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 3.6).

“Outstanding Amount” means with respect to any Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of the Loans, as the case may be, occurring on such date.

“Parent Company” means, with respect to any Lender, the bank holding company (as defined in Regulation Y promulgated by the Board), if any, of such Lender, and/or any Person owning, beneficially or of record, directly or indirectly, a majority of the shares of such Lender.

“Payment Jurisdiction” means (i) Mexico and (ii) any other jurisdiction from which or through which any payment hereunder is made or deemed made by the Borrower.

“Person” means an individual, partnership, corporation, business trust, joint stock company, limited liability company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

“Public Filings” means filing and submissions made by the Guarantor with the SEC, the CNBV or the BMV.

“Qualified Entity” means any Lender Party that is (or if such Lender Party acts through a branch or agency, the principal office of such Lender Party is) (a) the effective beneficiary of the payments made by the Borrower hereunder, (b) registered as a Foreign Financial Institution or uses its commercially reasonable efforts (consistent with legal and regulatory restrictions) to maintain

(or, if relevan t, reestablish) its registration as a Foreign Financial Institution, if such efforts would not, in the reasonable judgment of such Lender Party, be disadvantageous to such Lender Party in any material respect, and (c) a resident for tax purposes of a country with which Mexico has entered into a treaty that is in effect for the avoidance of double taxation to the extent that such registration or residency continues to be a legal requirement for the application of a reduced withholding tax rate on Mexican sources interest income.

“Recipient” means the Administrative Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder.

“Reference Concession”  means the concession to operate the Luis Muñoz Marin International Airport located in Carolina, Puerto Rico, under the U.S. Federal Aviation Pilot Program.

“Regulation U” means Regulation U (12 C.F.R. Part 221) of the Board, as the same may be modified and supplemented and in effect from time to time.

“Regulation X” means Regulation X (12 C.F.R. Part 224) of the Board, as the same may be modified and supplemented and in effect from time to time.

“Regulation Y” means Regulation Y (12 C.F.R. Part 225) of the Board, as the same bay be modified and supplemented and in effect from time to time.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees and advisors of such Person and of such Person’s Affiliates.

“Required Lenders” means, as of any date of determination, Lenders holding more than 50% of the aggregate amount of the Commitments or, holding Loans representing more than 50% of the Outstanding Amount.

“Requirement of Law” means, as to any Person, the articles or certificate of incorporation and by-laws, any unanimous shareholder agreement or declaration or other organizational or governing documents of such Person, and any law, treaty, rule or regulation, order or determination of an arbitrator or a court or other Governmental Authority, in each case, applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Responsible Officer” means, with respect to any Person, the president, chief executive officer, chief operating officer, chief financial officer, corporate controller or treasurer of such Person.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property, but excluding dividends or distributions paid in common stock of the Guarantor) with respect to any Capital Stock of the Guarantor, or any payment (whether in cash, securities or other property, but excluding dividends or distributions paid in common stock of the Guarantor), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Capital Stock of the Guarantor.

“Rolling Period” means, with respect to any fiscal quarter of the Guarantor, such fiscal quarter and the three immediately preceding fiscal quarters considered as a single accounting period.

“Sanction” means any international economic sanction administered or enforced by OFAC, the United Nations Security Council, the European Union, Her Majesty’s Treasury or other relevant sanctions authority.

“SEC” means the U.S. Securities and Exchange Commission.

“Solvent” shall mean, when used with respect to any Person, as of any date of determination, (a) such Person will not have, as of such date, an unreasonably small amount of capital with which to conduct its business, (b) such Person will be able to pay its debts as they mature, taking into account the possibility (including the likelihood thereof) of refinancing such debts and selling assets, and (c) such Person is not insolvent pursuant to Article 2166 of the Mexican Federal Civil Code (Código Civil Federal) or its correlative provisions of the Civil Codes of the States that comprise Mexico or that of the Federal District of Mexico and article 9 of the Mexican Bankruptcy Law (Ley de Concursos Mercantiles) (or any successor provision).  For purposes of this definition, (i) “debt” means liability on a “claim,” (ii) “claim” means any (x) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured, or (y) right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured or unmatured, disputed, undisputed, secured or unsecured and (iii) the amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Subsidiary” means, as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock of each class or other interests having ordinary voting power (other than stock or other interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are, at the time owned, or the management of which is otherwise controlled by, such Person or by one or more Subsidiaries of such Person.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Termination Date” means the earlier of (i) the six-month anniversary of the Closing Date; and (ii) the date on which the Commitments shall have been entirely used or terminated in accordance with the terms hereof.

“Type” means, with respect to any Loan, its character as a LIBO Rate Loan or a Base Rate Loan.

“United States” means the United States of America.

“Wholly Owned Subsidiary” of any Person, means a Subsidiary of such Person, all of the Capital Stock of which (other than directors’ qualifying shares or nominee or other similar shares required pursuant to Applicable Law) are owned by such Person or another Wholly Owned Subsidiary of such Person or by such Person together with one or more of its other Wholly Owned Subsidiaries.

Section 1.2                                    Rules of Construction.

(a)                                 The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.”  The word “will” shall be construed to have the same meaning and effect as the word “shall.”  Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(b)                                 In this Agreement and each other Loan Document, unless the context clearly requires otherwise (or such other Loan Document clearly provides otherwise), (i) “amend” shall mean “amend, restate, amend and restate, supplement or modify;” and “amended,” “amending” and “amendment” shall have meanings correlative to the foregoing; (ii) in the computation of periods of time from a specified date to a later specified date, “from” shall mean “from and including,” “to” and “until” shall mean “to but excluding,” and “through” shall mean “to and including;” (iii) “hereof,” “herein” and “hereunder” (and similar terms) in this Agreement or any other Loan Document refer to this Agreement or such other Loan Document, as the case may be, as a whole and not to any particular provision of this Agreement or such other Loan Document; (iv) “including” (and similar terms) shall mean “including without limitation” (and similarly for similar terms); (v) “satisfactory to” or “acceptable to” the Administrative Agent shall mean in form, scope and substance and on terms and conditions reasonably satisfactory to or reasonably acceptable to the Administrative Agent; (vi) references to “the date hereof” shall mean the date first set forth above; and (vii) “asset” and “property”

shall have the same meaning and effect and refer to all tangible and intangible assets and property, whether real, personal or mixed and of every type and description.

(c)                                  In this Agreement unless the context clearly requires otherwise, any reference to (i) an Exhibit or Schedule is to an Exhibit or Schedule, as the case may be, attached to this Agreement and constituting a part hereof, and (ii) a Section or other subsection is to a Section or such other subsection of this Agreement.

(d)                                 All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, IFRS applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the audited financial statements, except as otherwise specifically prescribed herein.

(e)                                  If at any time any change in IFRS would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Loan Parties shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in IFRS (subject to the approval of the Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with IFRS prior to such change therein and (ii) the Loan Parties shall provide to the Administrative Agent financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in IFRS.

(f)                                   Any financial ratios required to be maintained by the Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

Section 1.3                                    Times of Day.  Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

ARTICLE II

LOANS

Section 2.1                                    Loans.  Subject to the terms and conditions set forth herein, each Lender severally agrees to make a LIBO Rate Loan in Dollars to the Borrower in a single drawing on the Borrowing Date which shall occur prior to the expiry of the Availability Period in an aggregate principal amount not exceeding such Lender’s Commitment.  The aggregate amount of all LIBO Rate Loans shall not exceed U.S.$215,000,000.  Amounts borrowed under this Section 2.1 and repaid or prepaid may not be reborrowed.  The Commitments of the Lenders are several and not joint.

Section 2.2                                    Borrowing.

(a)                                 The Borrowing of LIBO Rate Loans shall be made upon delivery by the Borrower of an irrevocable Loan Notice to the Administrative Agent, appropriately completed and signed by a Responsible Officer of the Borrower.  The Loan Notice must be received by the Administrative Agent not later than 11:00 a.m. three Business Days prior to the requested date of any Borrowing of LIBO Rate Loans.  The Loan Notice shall specify (i) the requested date of the Borrowing of LIBO Rate Loans (which shall be a Business Day), (ii) the principal amount of LIBO Rate Loans to be borrowed and (iii) the account or accounts of the Borrower into which the funding of the LIBO Rate Loans should be made.

(b)                                 Following receipt of the Loan Notice, the Administrative Agent shall promptly notify each Lender of the amount of its Applicable Percentage of the applicable LIBO Rate Loan.  Each Lender shall make the amount of its Loan available to the Administrative Agent in immediately available funds at the Administrative Agent’s Office not later than 11:00 a.m. (New York City time) on the Business Day specified in the Loan Notice as the proposed Borrowing Date.  Upon satisfaction of the applicable conditions set forth in Sections 5.1 and 5.2, the Administrative Agent shall make all funds so received available to the Borrower in like funds as received by the Administrative Agent, either by (i) crediting the account of the Borrower on the books of the Administrative Agent with the amount of such funds, or (ii) wire transfer of such funds, in each case, in accordance with instructions provided to the Administrative Agent by the Borrower.

(c)                                  The Administrative Agent shall promptly notify the Borrower and the Lenders of the interest rate applicable to any Interest Period upon determination of such interest rate.  At any time that Base Rate Loans are outstanding pursuant to Section 3.2 or 3.3, the Administrative Agent shall notify the Borrower and the Lenders of any change in its “prime rate” used in determining the Base Rate promptly following the public announcement of such change.

(d)                                 A LIBO Rate Loan may only be converted into a Base Rate Loan as provided in Sections 3.2 and 3.3.  During the existence of an Event of Default, no Loans may be requested as, converted to or continued as LIBO Rate Loans without the consent of the Required Lenders.

Section 2.3                                    Repayment of Loans.  The Borrower shall repay to the Lenders the aggregate principal amount of all Loans outstanding in five installments on the dates specified in the table below (or if any such date is not a Business Day, on the immediately succeeding Business Day), each such installment in an amount equal to the lesser of (i) the amount set forth in the table below opposite the date on which such installment is required to be made (which amounts shall be reduced as a result of the application of prepayments in accordance with the order of priority set forth in Section 2.4), and (ii) the aggregate principal outstanding amount of the Loans on the date on which such installment is required to be made:

Payment Date	Amount of Principal Repayment
36-month anniversary of the Closing Date	2.5% of the aggregate amount of the Loans made on the Borrowing Date
42-month anniversary of the Closing Date	2.5% of the aggregate amount of the Loans made on the Borrowing Date
48-month anniversary of the Closing Date	2.5% of the aggregate amount of the Loans made on the Borrowing Date
54-month anniversary of the Closing Date	2.5% of the aggregate amount of the Loans made on the Borrowing Date
Maturity Date	Aggregate principal amount of all Loans outstanding on such date

Section 2.4                                    Optional and Mandatory Prepayments.

(a)                                 The Borrower may, at any time and from time to time, prepay Loans, in whole or in part, without premium or penalty (subject only to Section 3.4); provided that (i) such notice must be received by the Administrative Agent not later than 11:00 a.m. (A) three Business Days prior to any date of prepayment of LIBO Rate Loans and (B) on the date of prepayment of Base Rate Loans; (ii) any prepayment of LIBO Rate Loans shall be in a principal amount of U.S.$5,000,000 or a whole multiple of U.S.$1,000,000 in excess thereof; and (iii) any prepayment of Base Rate Loans shall be in a principal amount of U.S.$500,000 or a whole multiple of U.S.$100,000 in excess thereof or, in each case, if less, the entire principal amount thereof then outstanding.  Each such notice shall specify the date and amount of such prepayment and the Type(s) of Loans to be prepaid and, if LIBO Rate Loans are to be prepaid, the Interest Period(s) of such Loans.

(b)                                 Each prepayment of the Loans under Section 2.4(a) shall (i) be accompanied by accrued and unpaid interest to the date of such prepayment on the amount prepaid and (ii) be subject to Section 3.5, in the case of any such prepayment other than on the last day of an Interest Period.  Each prepayment of the Loans under Section 2.4(a) will not be subject to any premium or penalty.

(c)                                  Each prepayment of the Loans pursuant to Section 2.4(a) shall be applied to the remaining amortization payments in inverse order of maturity.

Section 2.5                                    [Reserved].

Section 2.6                                    Interest Rates and Interest Payment Dates.

(a)                                 (i) Each LIBO Rate Loan shall bear interest on the unpaid principal amount thereof, for the period from (and including) the day such Loan is made or converted into a LIBO Rate Loan to, but excluding, the day such Loan is paid at a rate per annum equal to the LIBO Rate determined for the Interest Period then in effect, plus the Applicable Margin and (ii) each Base Rate Loan shall bear interest on the unpaid principal amount thereof, for the period from (and including) the day such Loan is made or converted into a Base Rate Loan to, but excluding, the day such Loan is paid, at a rate per annum equal to the Base Rate plus the

Applicable Margin.

(b)                                 Accrued (and theretofore unpaid) interest on each Loan shall be payable (x) in arrears on each Interest Payment Date, (y) on the date of any prepayment (on the amount prepaid) of such Loan, and (z) at the maturity (whether at stated maturity, by acceleration or otherwise) of such Loan and, after such maturity, on demand.

(c)                                  Default Interest.

(i)                                     If any amount of principal of any Loan is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, such overdue amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by Applicable Laws.

(ii)                                  If any amount (other than principal of any Loan) payable by the Borrower under any Loan Document is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, then upon the request of the Required Lenders, such overdue amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by Applicable Laws.

(iii)                               Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(d)                                 All computations of interest for Loans determined by reference to the Base Rate shall be made on the basis of a year of 365 days or 366 days, as the case may be, and actual days elapsed.  All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed.

(e)                                  Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error. The Administrative Agent shall, at the request of the Borrower or any Lender, deliver to the Borrower or such Lender a statement showing the quotations used by the Administrative Agent in determining the interest rate for each Loan, as applicable.

Section 2.7                                    Fees.

(a)                                 The Borrower agrees to pay to the Administrative Agent for the account of each Lender on the Termination Date (or, if any such day is not a Business Day, on the immediately preceding Business Day), a commitment fee (the “Commitment Fee”), at a rate of 0.60% per annum on the aggregate amount of the Commitment of such Lender.  The Commitment Fee due to each Lender shall commence to accrue on the Closing Date, shall be payable in arrears and shall cease to accrue on the Termination Date.

(b)                                 The Borrower agrees to pay the Administrative Agent for its own account or for the account of the Joint Lead Arrangers or Lenders, as applicable, any and all fees payable in the amounts and at the times set forth in the Fee Letters.

(c)                                  Notwithstanding anything to the contrary herein, during such period as a Lender is a Defaulting Lender, such Defaulting Lender will not be entitled to any fees accruing during such period pursuant to this Section 2.7 (without prejudice to the rights of the Lenders other than a Defaulting Lender in respect of such fees).

Section 2.8                                    Evidence of Debt and Notes.

(a)                                 The Loans made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business.  The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Loans made by the Lenders to the Borrower and the interest and payments thereon.  Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations.  In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.

(b)                                 The Loans made by each Lender shall be evidenced by a Note, and the Borrower, as issuer, and the Guarantor, por aval, shall prepare, execute and deliver to such Lender such Note payable to such Lender substantially in the form of Exhibit C, on the Borrowing Date.  Thereafter, the Loan evidenced by such Notes and interest thereon shall at all times (including after assignment pursuant to Section 11.6(b)) be represented by one or more Notes in such form payable to the payee named therein.

(c)                                  In the event of a permitted assignment of all or any portion of a Lender’s Loans pursuant to Section 11.6(b), within ten Business Days following the date on which such assignment is made, such Lender shall deliver to the Borrower the existing Notes held by such Lender in exchange for one or more replacement Notes evidencing the outstanding Loans of such Lender (after giving effect to such assignment), if any, and the outstanding Loans of the assignee Lender.

(d)                                 In the event a LIBO Rate Loan is converted into a Base Rate Loan in accordance with Section 3.2 or 3.3, within ten Business Days following the date on which such conversion is made, each Lender holding any such Base Rate Loan shall deliver to the Borrower the Notes held by such Lender in exchange for a replacement Note evidencing the outstanding Base Rate Loans of such Lender.

(e)                                  The Administrative Agent shall deliver any Notes received from the Borrower on the date of the Borrowing and from time to time pursuant to this Section 2.8 to the respective Lender promptly upon receipt.

(f)                                   The payment of any part of the principal of, and interest on and other amounts in respect of, any such Note shall discharge the obligation of the Borrower under this Agreement to pay principal of the Loan, and interest thereon and other amounts related thereto, evidenced by such Note pro tanto, and the payment of any principal of a Loan, and interest thereon and other amounts related thereto, in accordance with the terms hereof shall discharge the obligations of the Borrower under the Note evidencing such amounts pro tanto.  Notwithstanding the discharge in full of any Note, (i) if the amount paid or payable under any such Note (whether principal, interest or other amounts and whether arising from the enforcement thereof in Mexico or otherwise) is less than the amount due and payable in accordance with this Agreement with respect to the Loan evidenced by such Note, to the fullest extent permitted under applicable Law, the Borrower agrees to pay to the Administrative Agent upon its receipt of written demand such difference and (ii) if the amount paid or payable under any such Note (whether principal, interest or other amounts and whether arising from the enforcement thereof in Mexico or otherwise) exceeds the amount due and payable in accordance with this Agreement with respect to the Loan evidenced by such Note, each Lender that has received any amounts under such Notes in excess of the amounts due to such Lender hereunder agrees, to the fullest extent permitted under applicable Law, to pay such excess to the Borrower upon its receipt of written demand.

(g)                                  In the event of any inconsistency between this Agreement and any Notes with respect to the calculation of interest or any other amount due hereunder, this Agreement shall prevail.

Section 2.9                                    Reserved.

Section 2.10                             Payments Generally; Administrative Agent’s Clawback.

(a)                                 Except as otherwise expressly provided herein, all payments by the Borrower hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the Administrative Agent’s Office in New York, or to the account of the Administrative Agent set forth in Schedule 11.2, in Dollars, in immediately available funds not later than 3:00 p.m. New York City time on the date specified herein.  The Administrative Agent will promptly distribute to each Lender its Applicable Percentage (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office.  All payments received by the Administrative Agent after 3:00 p.m. (New York City time) shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue.  If any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected on computing interest or fees, as the case may be.

(b)                                 Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any borrowing of Loans that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.2 and may, in reliance upon such assumption, make available to the Borrower a corresponding amount.  In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in immediately available funds with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of a payment to be made by such Lender, the greater of (x) the Federal Funds Effective Rate and (y) a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing, and (ii) in the case of a payment to be made by the Borrower, the Federal Funds Effective Rate.  If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period.  If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing.  Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.  A notice of the Administrative Agent to any Lender or the Borrower with respect to any amount owing under this subsection (b) shall be conclusive, absent manifest error.

(c)                                  If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the Borrower by the Administrative Agent because the conditions to the applicable Loan set forth in Article V are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

(d)                                 The obligations of the Lenders hereunder to make Loans are several and not joint.  The failure of any Lender to make any Loan or to fund any such participation on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan or to purchase its participation.

(e)                                  Whenever any payment received by the Administrative Agent under this Agreement or any other Loan Document is insufficient to pay in full all amounts then due and payable to the Administrative Agent and the Lenders under this Agreement, such payment shall be distributed by the Administrative Agent and applied by the Administrative Agent and the Lenders in the following order:  first, to the payment of fees and expenses due and payable to the Administrative Agent under the Fee Letters; second, to the payment of all expenses due and payable under Section 11.4, ratably among the Lenders in accordance with the aggregate amount of such payments owed to each such Lender; third, to the payment of fees due and payable under Section 2.7, ratably among the Lenders in accordance with the Applicable Percentage of each Lender; fourth, to the payment of interest then due and payable on the Loans ratably in accordance with the aggregate amount of interest owed to each such Lender; and fifth, to the payment of the principal amount of the Loans which is then due and payable ratably among the Lenders in accordance with the aggregate amount owed to each such Lender.

(f)                                   Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

Section 2.11                             Sharing of Payments by Lenders.  If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of (a) Obligations due and payable to such Lender hereunder and under the other Loan Documents at such time in excess of its ratable share (according to the proportion of (i) the amount of such Obligations due and payable to such Lender at such time to (ii) the aggregate amount of the Obligations due and payable to all Lenders hereunder and under the other Loan Documents at such time) of payments on account of the Obligations due and payable to all Lenders hereunder and under the other Loan Documents at such time obtained by all the Lenders at such time or (b) Obligations owing (but not due and payable) to such Lender hereunder and under the other Loan Documents at such time in excess of its ratable share (according to the proportion of (i) the amount of such Obligations owing (but not due and payable) to such Lender at such time to (ii) the aggregate amount of the Obligations owing (but not due and payable) to all Lenders hereunder and under the other Loan Documents at such time) of payment on account of the Obligations owing (but not due and payable) to all Lenders hereunder and under the other Loan Documents at such time obtained by all of the Lenders at such time, then the Lender receiving such greater proportion shall (x) notify the Administrative Agent of such fact, and (y) purchase (for cash at face value) participations in the Loans of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of Obligations then due and payable to the Lenders or owing (but not due and payable) to the Lenders, as the case may be, provided that:

(i)                                     if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii)                                  the provisions of this Section shall not be construed to apply to (A) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender) or (B) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than to the Borrower or any Affiliate thereof (as to which the provisions of this Section shall apply).

Section 2.12                             Defaulting Lenders.

(a)                                 Adjustments.  Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by Applicable Law:

(i)                                     Waivers and Amendments.  That Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in Section 11.1.

(ii)                                  Reallocation of Payments.  Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of that Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VIII or otherwise, and including any amounts made available to the Administrative Agent by that Defaulting Lender pursuant to Section 11.8), shall be applied at such time or times as may be determined by the Administrative Agent as follows:  first, to the payment of any amounts owing by that Defaulting Lender to the Administrative Agent hereunder; second, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which that Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; third, to the payment of any amounts owing to the Lenders and, so long as no Default or Event of Default has occurred and is continuing, the Borrower, ratably, as a result of any judgment of a court of competent jurisdiction obtained by any Lender and/or the Borrower against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; and fourth, to that Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans in respect of which that Defaulting Lender has not fully funded its appropriate share and (y) such Loans were made at a time when the conditions set forth in Section 5.2 were satisfied or waived, such payment shall be applied solely to pay the Loans of all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of that Defaulting Lender.

(iii)                               Certain Fees.  That Defaulting Lender shall not be entitled to receive any fees pursuant to the Loan Documents for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).

(b)                                 Defaulting Lender Cure.  If the Borrower and the Administrative Agent agree in writing in their sole discretion that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein, that Lender will, to the extent applicable, purchase that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans to be held on a pro rata basis by the Lenders in accordance with their Applicable Percentages, whereupon that Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

ARTICLE III

TAXES, YIELD PROTECTION AND ILLEGALITY

Section 3.1                                    Taxes.

(a)                                 Payments Free of Taxes; Obligation to Withhold; Payments on Account of Taxes.  Any and all payments by or on account of any obligation of the Borrower under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by Applicable Laws.  If any Applicable Laws (as determined in the good faith discretion of the Administrative Agent or the Borrower) require the deduction or withholding of any Tax from any such payment by the Administrative Agent or the Borrower, then (A) the Administrative Agent or the Borrower shall be entitled to make such deduction or withholding, (B) the Borrower or the Administrative Agent shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with Applicable Law, and (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes, the sum payable by the Borrower shall be increased as necessary so that after any required withholding or the making of all required deductions (including deductions applicable to additional sums payable under this Section 3.1) the applicable Recipient receives an amount equal to the sum it would have received had no such withholding or deduction been made (“Additional Amounts”).

(b)                                 Payment of Other Taxes by the Borrower.  Without limiting the provisions of subsection (a) above, the Borrower shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes, other than Excluded Taxes.

(c)                                  Tax Indemnifications.  (i)  The Borrower shall, and does hereby, indemnify each Recipient, and shall make payment in respect thereof within ten days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 3.1) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.  The Borrower shall, and does hereby, indemnify the Administrative Agent, and shall make payment in respect thereof within ten days after demand therefor, for any amount which a Lender for any reason fails to pay indefeasibly to the Administrative Agent as required pursuant to Section 3.1(c)(ii) below.

(ii)                                  Each Lender shall, and does hereby, severally indemnify, and shall make payment in respect thereof within ten days after demand therefor, (x) the Administrative Agent against any Indemnified Taxes attributable to such Lender (but only to the extent that the Borrower has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Borrower to do so), (y) the Administrative Agent and the Borrower, as applicable, against any Taxes attributable to such Lender’s failure to comply with the provisions of Section 11.6(c) relating to the maintenance of the Register and (z) the Administrative Agent and the Borrower, as applicable, against any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent or the Borrower in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error.  Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Loan Document against any amount due to the Administrative Agent under this clause (ii).

(d)                                 Evidence of Payments.  Upon request by the Borrower or the Administrative Agent, as the case may be, after any payment of Taxes by the Borrower or by the Administrative Agent to a Governmental Authority as provided in this Section 3.1, the Borrower shall deliver to the Administrative Agent or the Administrative Agent shall deliver to the Borrower, as the case may be, the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of any return required by Applicable Laws to report such payment or other evidence of such payment reasonably satisfactory to the Borrower or the Administrative Agent, as the case may be.

(e)                                  Status of Lenders.  Notwithstanding anything to the contrary herein, the Borrower shall not be required to pay to any Lender Party that is not a Mexican Financial Institution, an Export Credit Agency or a branch thereof, or indemnify such Lender Party, with respect to, any amounts described in this Section 3.1 in respect of any portion of Indemnified Taxes or Other Taxes (including any Additional Amounts) that would not have been imposed but for the failure of such Lender Party (or in respect of any Lender Party acting through any branch or agency, the principal office of such Lender Party) to be a Qualified Entity.

(f)                                   FATCA.  If a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by Applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment.  Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(g)                                  Treatment of Certain Refunds.  Unless required by Applicable Laws, at no time shall the Administrative Agent have any obligation to file for or otherwise pursue on behalf of a Lender, or have any obligation to pay to any Lender, any refund of Taxes withheld or deducted from funds paid for the account of such Lender, as the case may be.  If any Recipient determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid Additional Amounts pursuant to this Section 3.1, it shall pay to the Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or Additional Amounts paid, by the

Borrower under this Section 3.1 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) incurred by such Recipient with respect to such amount and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the Borrower, upon the request of the Recipient, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Recipient in the event the Recipient is required to repay such refund to such Governmental Authority.  Notwithstanding anything to the contrary in this subsection, in no event will the applicable Recipient be required to pay any amount to the Borrower pursuant to this subsection the payment of which would place the Recipient in a less favorable net after-Tax position than such Recipient would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and indemnification payments or Additional Amounts giving rise to such refund had never been paid.  This subsection shall not be construed to require any Recipient to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Borrower or any other Person.

(h)                                 Survival.  Each party’s obligations under this Section 3.1 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all other Obligations.

Section 3.2                                    Illegality.  If any Lender determines that any Applicable Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its Lending Office to make, maintain or fund Loans whose interest is determined by reference to the LIBO Rate, or to determine or charge interest rates based upon the LIBO Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the London interbank market, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, (i) any obligation of such Lender to make or continue LIBO Rate Loans shall be suspended, and (ii) if such notice asserts the illegality of such Lender making or maintaining Base Rate Loans the interest rate on which is determined by reference to the LIBO Rate component of the Base Rate, the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the LIBO Rate component of the Base Rate, in each case until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist.  Upon receipt of such notice, (x) the Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all LIBO Rate Loans of such Lender to Base Rate Loans (the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the LIBO Rate component of the Base Rate), either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such LIBO Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such LIBO Rate Loans and (y) if such notice asserts the illegality of such Lender determining or charging interest rates based upon the LIBO Rate, the Administrative Agent shall during the period of such suspension compute the Base Rate applicable to such Lender without reference to the LIBO Rate component thereof until the Administrative Agent is advised in writing by such Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon the LIBO Rate.  Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted.

Section 3.3                                    Inability to Determine Rates.  If the Required Lenders determine that for any reason in connection with any request for a LIBO Rate Loan or a conversion to or continuation thereof that (a) Dollar deposits are not being offered to banks in the London interbank eurodollar market for the applicable amount and Interest Period of such LIBO Rate Loan, (b) adequate and reasonable means do not exist for determining the LIBO Rate for any requested Interest Period with respect to a proposed LIBO Rate Loan or in connection with an existing or proposed Base Rate Loan, or (c) the LIBO Rate for any requested Interest Period with respect to a proposed LIBO Rate Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan, the Administrative Agent will promptly so notify the Borrower and each Lender.  Thereafter, (x) the obligation of the Lenders to make or maintain LIBO Rate Loans shall be suspended, and (y) in the event of a determination described in the preceding sentence with respect to the LIBO Rate component of the Base Rate, the utilization of the LIBO Rate component in determining the Base Rate shall be suspended, in each case until the Administrative Agent (upon the instruction of the Required Lenders) revokes such notice.  Upon receipt of such notice, the Borrower may revoke any pending request for a borrowing of or continuation of LIBO Rate Loans or, failing that, will be deemed to have converted such request into a request for a Base Rate Loans in the amount specified therein.

Section 3.4                                    Increased Costs; Reserves on LIBO Rate Loans.

(a)                                 Increased Costs Generally.  If any Change in Law shall:

(i)                                     impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement contemplated by Error! Reference source not found.);

(ii)                                  subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (c) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii)                               impose on any Lender or the London interbank market any other condition, cost or expense affecting this Agreement or LIBO Rate Loans made by such Lender or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making, converting to, continuing or maintaining any Loan the interest on which is determined by reference to the LIBO Rate (or of maintaining its obligation to make any such Loan), or to reduce the amount of any sum received or receivable by such Lender (whether of principal, interest or any other amount) then, upon request of such Lender, the Borrower will pay to such Lender in accordance with clause (c) below, such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.

(b)                                 Capital Requirements.  If any Lender determines that any Change in Law affecting such Lender or any Lending Office of such Lender or such Lender’s Parent Company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s Parent Company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by such Lender to a level below that which such Lender or such Lender’s Parent Company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s Parent Company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s Parent Company for any such reduction suffered.

(c)                                  Certificates for Reimbursement.  A certificate of a Lender setting forth in reasonable detail the amount or amounts necessary to compensate such Lender or its Parent Company, as specified in subsection (a) or (b) of this Section and delivered to the Borrower shall be conclusive absent manifest error.  The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

(d)                                 Delay in Requests.  Failure or delay on the part of any Lender to demand compensation pursuant to the foregoing provisions of this Section 3.4 shall not constitute a waiver of such Lender’s right to demand such compensation, provided that the Borrower shall not be required to compensate a Lender pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than six months prior to the date that such Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the six-month period referred to above shall be extended to include the period of retroactive effect thereof).

Section 3.5                                    Compensation for Losses.  Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, the Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense actually incurred by it as a result of:

(a)                                 any conversion, payment or prepayment of any LIBO Rate Loan on a day other than the last day of the Interest Period for such LIBO Rate Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);

(b)                                 any failure by the Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, or convert any LIBO Rate Loan on the date or in the amount notified by the Borrower (or, in the case of a conversion, as required by this Agreement); or

(c)                                  any assignment of a LIBO Rate Loan on a day other than the last day of the Interest Period therefor as a result of a request by the Borrower pursuant to Section 11.13;

including any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained.  For purposes of calculating amounts payable by the Borrower to the Lenders under this Section 3.5, each Lender shall be deemed to have funded each LIBO Rate Loan made by it at the LIBO Rate for such Loan by a matching deposit or other borrowing in the London interbank eurodollar market for a comparable amount and for a comparable period, whether or not such LIBO Rate Loan was in fact so funded.

Section 3.6                                    Mitigation Obligations; Replacement of Lenders.

(a)                                 Designation of a Different Lending Office.  If any Lender requests compensation under Section 3.4, or requires the Borrower to pay any Indemnified Taxes or Additional Amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.1, or if any Lender gives a notice pursuant to Section 3.2, then at the request of the Borrower such Lender shall, as applicable, use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.1 or 3.4, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.2, as applicable, and (ii) in each case, would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender.  The Borrower hereby agrees to pay all reasonable and documented costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b)                                 Replacement of Lenders.  If any Lender requests compensation under Section 3.4, or if the Borrower is required to pay any Indemnified Taxes or Additional Amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.1 and, in each case, such Lender has declined or is unable to designate a different lending office in accordance with Section 3.6(a), the Borrower may replace such Lender in accordance with Section 11.13.

Section 3.7                                    Survival.  The provisions of this Article III shall survive termination of the Commitments, repayment of all other Obligations hereunder, and resignation of the Administrative Agent.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

In order to induce the Lenders to enter into this Agreement and to make Loans, the Loan Parties hereby, jointly and severally, represent and warrant to each Lender and the Administrative Agent that:

Section 4.1                                    Financial Condition.

(a)                                 (i) The audited Consolidated balance sheet and related statements of income and cash flows of the Guarantor and its Consolidated Subsidiaries as of and for the year ended December 31, 2011, audited by PricewaterhouseCoopers, S.C., independent public accountants, and the unaudited Consolidated balance sheet and related statements of income and cash flows of the Guarantor and its Consolidated Subsidiaries as of and for the portion of the fiscal year ended September 30, 2012, in each case present fairly, in all material respects, the Consolidated financial position and results of operations and sources and uses of funds of the Guarantor and its Consolidated Subsidiaries as of such dates and for such periods in accordance with Mexican GAAP and IFRS, respectively (subject, in the case of the financial statements as of, and for the period ended on, September 30, 2012, to normal year-end adjustments); and (ii) the audited Consolidated balance sheet and related statements of income and cash flows of the Borrower and its Consolidated Subsidiaries as of and for the year ended December 31, 2011, audited by PricewaterhouseCoopers, S.C., independent public accountants, and the unaudited Consolidated balance sheet and related statements of income and cash flows of the Borrower and its Consolidated Subsidiaries as of and for the portion of the fiscal year ended September 30, 2012, in each case present fairly, in all material respects, the Consolidated financial position and results of operations and sources and uses of funds of the Borrower and its Consolidated Subsidiaries as of such dates and for such periods in accordance with Mexican GAAP and IFRS, respectively (subject, in the case of the financial statements as of, and for the period ended on, September 30, 2012, to normal year-end adjustments).

(b)                                 None of the Loan Parties or any of their respective Subsidiaries has any contingent liabilities, liabilities for taxes, unusual forward or long-term commitments or unrealized or anticipated losses from any unfavorable commitments, except as referred to or reflected or provided for in the foregoing financial statements (including the notes thereto), or as could not reasonably be expected to result in a Material Adverse Effect.

Section 4.2                                    No Change.  Except as disclosed in Public Filings, since December 31, 2011,  there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.

Section 4.3                                    Existence; Compliance with Law and Agreements; Permits, Etc.  Each Loan Party has been duly incorporated and is validly existing under the laws of Mexico.  Each Material Subsidiary has been duly incorporated and is validly existing under the laws of its jurisdiction of incorporation.  Each Loan Party (a) has full power and authority and possesses all material public, regulatory or governmental concessions, franchises, licenses, permits, authorizations, approvals, consents and certificates necessary to enable it to use its corporate name and to own, lease or otherwise hold its material properties and assets and to carry on its business, in all material respects, as presently conducted, (b) is duly qualified and licensed to do business in each jurisdiction in which the nature of its business or the ownership, leasing or holding of its properties makes such qualification or license necessary.  Each Loan Party and each of its Material Subsidiaries (a) is in compliance with all applicable statutes, laws, ordinances, rules, orders, concessions, permits and regulations of any Governmental Authority, as applicable or instrumentality, domestic or foreign, except for any non-compliance which would not reasonably be expected to have a Material Adverse Effect, and (b) is in compliance, in all material respects, with all of its Contractual Obligations, except for any non-compliance which would not reasonably be expected to have a Material Adverse Effect.

Section 4.4                                    Power; Authorization.  Each Loan Party has the power and authority to execute, deliver and perform each of the Loan Documents and the power and authority and legal right to borrow hereunder.  Each Loan Party has taken all necessary action to authorize the execution, delivery and performance of each of the Loan Documents and the Borrowing hereunder.  No consent or authorization of, or filing with, any Person (including, without limitation, any Governmental Authority) is required in connection with the execution, delivery or performance by any Loan Party, or for the validity or enforceability in accordance with its terms against any Loan Party, of any Loan Document to which it is a party, except for consents, authorizations and filings which have been obtained or made and are in full force and effect.

Section 4.5                                    Enforceable Obligations.  This Agreement has been, and each of the other Loan Documents will be, duly executed and delivered on behalf of each Loan Party.  This Agreement constitutes, and each other Loan Document, when executed and delivered by each Loan Party, will constitute, a legal, valid and binding obligation of each Loan Party, in each case enforceable against it in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

Section 4.6                                    No Legal Bar.  The execution, delivery and performance of the Loan Documents, the incurrence of, and use of the proceeds of, the Loans do not and will not (a) violate any Requirement of Law applicable to or binding upon any Loan Party, its Subsidiaries or any of their respective properties or assets, (b) violate any provision of any Contractual Obligation of any Loan Party or any of its Subsidiaries, (c) will not violate any of the Organizational Documents of any Loan Party, or (d) will not result in the creation or imposition of any Lien on any property of any Loan Party or any of its Subsidiaries (other than Liens permitted hereunder), except in the case of (a), (b) or (d) above where such violations or defaults, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

Section 4.7                                    Litigation.  Except as disclosed in Public Filings, there are no actions, suits or proceedings by or before any arbitrator or Governmental Authority now pending against or affecting any Loan Party, any of its Material Subsidiaries or any of its directors, officers or employees in respect of which there is a reasonable possibility of an adverse determination and which, if adversely determined, would reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

Section 4.8                                    Investment Company Act.  None of the Loan Parties is an “investment company” as defined in the Investment Company Act of 1940, as amended.

Section 4.9                                    Taxes.  Except as disclosed in Public Filings, each Loan Party and each of its Subsidiaries (a) has filed or caused to be filed all material tax returns, declarations, reports, estimates, information returns and statements and other information that, to the knowledge of the Loan Parties, are required to be filed, and (b) has paid all material taxes, fees, assessments or other such charges imposed on it or any of its properties, income or assets otherwise due and payable to any Governmental Authority (other than such taxes, fees, assessments, and other charges, the amount of which is currently being Contested, or disclosure of which is otherwise made in the financial statements of the Loan Parties referred to in Section 4.1(a)).

Section 4.10                             Environmental Matters.  Except as disclosed in Public Filings and except for matters that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect: (a) the properties presently owned, leased or operated by each Loan Party and its Subsidiaries are in compliance with all Environmental Laws; (b) none of the Loan Parties or any of their respective Subsidiaries has received any written complaint or notice of violation or liability under Environmental Laws with regard to any Loan Party or any of its Subsidiaries; (c) there are no administrative actions or judicial proceedings pending under any Environmental Law against any Loan Party or any of its Subsidiaries; and (d) neither any Loan Party nor any of its Subsidiaries is subject to any Environmental Liability applicable to it.

Section 4.11                             Information.  The certificates and other information made available to the Administrative Agent or the Lenders in connection with the transactions contemplated hereby, taken as a whole, do not contain any untrue statement of a material fact or omit to state a material fact necessary to make statements made therein not misleading.

Section 4.12                             Labor Matters.  There is no strike, labor dispute, slowdown or stoppage pending or threatened against any Loan Party or its Material Subsidiaries, except for any strike, labor dispute, slowdown or stoppage that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 4.13                             [Reserved].

Section 4.14                             Rank of Debt.  The obligations evidenced by this Agreement and the other Loan Documents are and will at all times be direct and unconditional general obligations of each Loan Party and rank and will at all times rank in right of payment and otherwise at least equal with all other senior unsecured Indebtedness of each Loan Party, if any, whether now existing or hereafter outstanding.

Section 4.15                             Use of Proceeds.

(a)                                 The Borrower will use the proceeds of the Loans in accordance with Section 6.9.

(b)                                 No part of the proceeds of the Loans will be used for any purpose which violates or is inconsistent with the provisions of Regulation U or Regulation X of the Board.

Section 4.16                             Solvency.  Upon giving effect to the execution and delivery of the other Loan Documents by the parties thereto and the consummation of the transactions contemplated hereby and thereby, the Loan Parties and their respective Subsidiaries, taken as a whole, will be Solvent as of the Closing Date.

Section 4.17                             Insurance.  Except as disclosed in Public Filings, all material assets and properties of each Loan Party and each of its Subsidiaries are, and for the past three years have been, covered by valid and, except for insurance policies that have expired under their terms in the ordinary course, currently effective insurance policies or binders of insurance (including general liability insurance, property insurance and workers’ compensation insurance) issued in favor of such Loan Party or such Subsidiary, as applicable, in each case with responsible insurance companies, in such types and amounts and covering such risks as are consistent with customary practices and standards of companies engaged in businesses and operations similar to those of such Loan Party or such Subsidiary, as applicable.

Section 4.18                             OFAC.  Neither any Loan Party, nor, to the knowledge of such Loan Party, any of its Related Parties, (i) is currently the subject of any Sanctions or (ii) is located, organized or residing in any Designated Jurisdiction.  No Loan, nor the proceeds from any Loan, has been used, directly or indirectly, to lend, contribute, provide or has otherwise made available to fund any activity or business in any Designated Jurisdiction or to fund any activity or business of any Person located, organized or residing in any Designated Jurisdiction or who is the subject of any Sanctions, in each case, in any manner that will result in any violation by any Person (including any Lenders or the Administrative Agent) of Sanctions.

Section 4.19                             Foreign Exchange Regulations; Immunity; Enforcement.

(a)                                 Under the laws of Mexico, with respect to the execution, delivery and performance of the Loan Documents, each of the Loan Parties and its Material Subsidiaries is subject to private commercial law, monetary law and to suit, and neither it nor its properties or assets have any immunity from the jurisdiction of any court, set-off or any legal process that may be brought in the courts of Mexico (whether through service of notice, attachment prior to notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise).

(b)                                 Each of the Loan Documents is in proper legal form under the law of Mexico for the enforcement thereof against each Loan Party under such law and if each of the Loan Documents were stated to be governed by such law, they would constitute legal, valid and binding obligations of such obligated Loan Party under such law, enforceable in accordance with their respective terms.  It is not necessary to ensure the legality, validity, enforceability or admissibility into evidence in Mexico of the Loan Documents that any thereof be filed, recorded or enrolled with any Governmental Authority, or that any such document be stamped with any stamp, registration or similar transaction tax, except that in order for the Loan Documents to be admissible in evidence in legal proceedings in a court in Mexico, such documents would have to be translated into the Spanish language by a court-approved translator and would have to be approved by such court after the defendant had been given an opportunity to be heard with respect to the accuracy of the translation, and proceedings would thereafter be based upon the translated documents.

ARTICLE V

CONDITIONS PRECEDENT

Section 5.1                                    Conditions to Effectiveness.  This Agreement shall become effective on the date on which the following conditions shall have been satisfied or waived in accordance with Section 11.1 (such date, the “Closing Date”):

(a)                                 Loan Documents.  The Administrative Agent shall have received this Agreement and the Fee Letters duly executed and delivered by each of the parties named as a proposed signatory thereto, and such Loan Document shall be in full force and effect.

(b)                                 Legal Opinions.  The Administrative Agent shall have received the following legal opinions, each dated as of the Closing Date, in the English language, addressed to the Administrative Agent and each Lender:

(i)                                     an opinion of Claudio Góngora Morales, general counsel to the Loan Parties, substantially in the form of Exhibit D;

(ii)                                  an opinion of Cleary Gottlieb Steen & Hamilton LLP, special New York counsel to the Loan Parties, substantially in the form of Exhibit E;

(iii)                               an opinion of Bufete Robles Miaja, S.C., special Mexican counsel to the Administrative Agent, covering such matters relating to the transactions contemplated hereby as the Administrative Agent may reasonably request; and

(iv)                              an opinion of Skadden, Arps, Slate, Meagher & Flom LLP, special New York counsel to the Administrative Agent covering such matters relating to the transactions contemplated hereby as the Administrative Agent may reasonably request.

(c)                                  Officer’s Certificate.  The Administrative Agent shall have received an Officer’s Certificate of the Borrower dated as of the date hereof, substantially in the form of Exhibit F, and certifying as to the matters required under Section 5.2(b) and (c) below, with appropriate complete insertions and attachments, duly executed by a Responsible Officer of the Borrower.

(d)                                 Representations and Warranties.  Each of the representations and warranties of the Loan Parties set out in each of the Loan Documents shall be (i) if such representation and warranty is qualified as to materiality or by reference to the existence of a Material Adverse Effect, true and correct to the extent of such qualification as of the date hereof and as of the Closing Date as if made on and as of each such date or (ii) if such representation and warranty is not so qualified, true and correct in all material respects as of the date hereof and as of the Closing Date as if made on and as of each such date (except, in each case, in the event any such representation and warranty expressly relates to a given date or period, such representation and warranty shall be so true and correct as of the respective date or for the respective period, as the case may be).

(e)                                  Process Agent Acceptance.  Each Loan Party shall have appointed the Process Agent as its agent for service of process in New York in respect of any dispute arising from or relating to this Agreement and the other Loan Documents to which it is a party, and shall have furnished evidence of such appointment and a Process Agent Acceptance, duly executed and delivered by the Process Agent and shall have granted an irrevocable special power of attorney for lawsuits and collections before a Mexican notary public in favor of the Process Agent in the form attached hereto as Exhibit G.

(f)                                   Taxes.  All applicable taxes and stamp duties due and payable, if any, arising in connection with the execution, delivery and performance of this Agreement and the other Loan Documents shall have been paid in full.

(g)                                  Payment of Fees.  The Administrative Agent shall have received for its own account or for the account of the Lenders, as applicable, all fees and expenses (including expenses owing pursuant to Sections 2.7 and 11.4) payable on or before the Closing Date by the Borrower.

The conditions set forth in this Section 5.1 shall be satisfied, or waived in accordance with Section 11.1, in each case, if at all, on or prior to February 15, 2013.  Promptly upon the occurrence of the Closing Date, the Administrative Agent shall notify the Borrower and the Lenders thereof, and such notice shall be conclusive and binding.  Without limiting the generality of the provisions of the last paragraph of Section 9.03, for purposes of determining compliance with the conditions specified in this Section 5.1, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

Section 5.2                                    Conditions to the Borrowing.  The obligation of each Lender to honor the request for the Borrowing, is subject to the satisfaction of the following conditions (or waived in accordance with Section 11.1):

(a)                                 The Administrative Agent shall have received a request for the Borrowing, as required by Section 2.2;

(b)                                 Each of the representations and warranties of the Loan Parties set out in each of the Loan Documents shall be (A) if such representation and warranty is qualified as to materiality or by reference to the existence of a Material Adverse Effect, true and correct (as so qualified) on and as of the date of the Borrowing as if made on such Borrowing Date, or (B) if such representation and warranty is not so qualified, true and correct in all respects on and as of the date of each Borrowing as if made on such Borrowing Date; provided, however, that for purposes of this Section 5.2(b) only, Sections 4.1(b) and 4.2 shall be disregarded;

(c)                                  Immediately prior and after giving effect to the Borrowing, no Default or Event of Default shall have occurred and be continuing;

(d)                                 The Borrower shall have made arrangements satisfactory in substance and form to the Administrative Agent to apply the proceeds of the Loans as contemplated by Section 6.9;

(e)                                  The Reference Concession shall remain in full force and effect without any amendment, supplement or modification after the date hereof that is adverse to the interests of the Loan Parties or the Lenders in any material respect; and

(f)                                   The Administrative Agent shall have received for the account of each Lender a Note, dated the date of the relevant Borrowing and evidencing the Loan to be made by such Lender as part of such Borrowing in compliance with Section 2.8.

(g)                                  The Administrative Agent shall have received for its own account or for the account of the Lenders, as applicable, all fees and expenses (including expenses owing pursuant to Sections 2.7 and 11.4) payable on or before the proposed Borrowing Date by the Borrower.

The Borrowing shall be deemed to constitute a representation and warranty by the Borrower on the date thereof as to the matters specified in paragraphs (b) and (c) above.

ARTICLE VI

AFFIRMATIVE COVENANTS

The Loan Parties hereby, jointly and severally, covenant and agree with the Administrative Agent and the Lenders that, so long as any of the Commitments remains in effect or any Loan or other Obligation remains outstanding, unpaid or unsatisfied:

Section 6.1                                    Financial Statements.  The Loan Parties shall furnish (or make available in the Guarantor’s website) to the Administrative Agent, which the Administrative Agent shall promptly furnish to each Lender:

(a)                                 as soon as available, but in any event within the earlier of (x) 120 days after the end of each fiscal year of the Guarantor and (y) the date on which the financial statements referred to below are required to be filed with or delivered to the SEC, the CNBV or the BMV in compliance with Applicable Law, (i) the audited Consolidated balance sheet and the related Consolidated statements of income, cash flows and shareholders’ equity of the Guarantor and its Subsidiaries at the end of such fiscal year and for such fiscal year, setting forth in comparative form the figures for (or, in the case of the balance sheet, as of the end of) the previous year all reported on by independent certified public accountants of internationally recognized standing to the effect that such Consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Guarantor and its Subsidiaries on a Consolidated basis in accordance with IFRS; and (ii) the audited Consolidated balance sheet and the related Consolidated statements of income, cash flows and shareholders’ equity of the Borrower and its Subsidiaries at the end of such fiscal year and for such fiscal year, setting forth in comparative form the figures for (or, in the case of the balance sheet, as of the end of) the previous year all reported on by independent certified public accountants of internationally recognized standing to the effect that such Consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Borrower and its Subsidiaries on a Consolidated basis in accordance with IFRS; and

(b)                                 as soon as available, but in any event not later than the earlier of (x) 60 days after the end of each of the first three quarterly periods of each fiscal year of the Guarantor and (y) the date on which the financial statements referred to below are required to be filed with or delivered to the SEC, the CNBV or the BMV in compliance with Applicable Law (i) the unaudited Consolidated balance sheet and the related unaudited Consolidated statements of income, cash flows of the Guarantor and its Subsidiaries for the then elapsed portion of the fiscal year, setting forth in comparative form the figures for (or, in the case of the balance sheet, as of the end of) the corresponding period or periods of the previous fiscal year, all certified by a Financial Officer of the Guarantor as presenting fairly in all material respects the financial position, results of operations, cash flows of the Guarantor and its Subsidiaries on a Consolidated basis in accordance with IFRS, subject to normal year-end adjustments; and (ii) the unaudited Consolidated balance sheet and the related unaudited Consolidated statements of income, cash flows of the Borrower and its Subsidiaries for the then elapsed portion of the fiscal year, setting forth in comparative form the figures for (or, in the case of the balance sheet, as of the end of) the corresponding period or periods of the previous fiscal year, all certified by a Financial Officer of the Borrower as presenting fairly in all material respects the financial position, results of operations, cash flows of the Borrower and its Subsidiaries on a Consolidated basis in accordance with IFRS, subject to normal year-end adjustments.

Section 6.2                                    Certificates; Other Information.  The Loan Parties shall furnish to the Administrative Agent:

(a)                                 concurrently with the delivery of the financial statements referred to in Section 6.1(a) and Section 6.1(b), a certificate of a Financial Officer of each Loan Party substantially in the form of Exhibit H (each, a “Compliance Certificate”), certifying (i) to the best of his knowledge, that no Event of Default has occurred and is continuing or, if an Event of Default has occurred and is continuing, specifying the details thereof and any action taken or proposed to be taken with respect thereto and (ii) the compliance by the Borrower with Section 7.5 and Section 7.6 and setting forth in reasonable detail the calculations required to establish the compliance by the Loan Parties with such sections;

(b)                                 promptly upon their becoming available, copies of all financial statements, reports, notices and proxy statements sent or made available to the public generally by any Loan Party, if any, and all regular and periodic reports and all final registration statements and final prospectuses, if any, filed by any Loan Party with the SEC, CNBV, the BMV or any other securities exchange or any Governmental Authority with comparable functions, or equivalent entities in each relevant jurisdiction, or distributed by any Loan Party to its shareholders generally;

(c)                                  as soon as practicable following any request therefor, such other information regarding the operations, business affairs and financial condition of any Loan Party and its Subsidiaries, or compliance with the terms of this Agreement and the other Loan Documents (including the use of proceeds of the Loan), as the Administrative Agent or any Lender may reasonably request through the Administrative Agent; provided that neither any Loan Party nor any Subsidiary thereof shall be required to provide pursuant to this Section 6.2(c) any information that is subject to attorney-client or similar privilege or constitutes attorney work product or that is confidential or proprietary trade secret or commercially strategic information (as determined in good faith by such Loan Party); and

(d)                                 promptly after the assertion or occurrence thereof, notice of any material action or proceeding against or of any material noncompliance by any Loan Party or any of its Subsidiaries with any Environmental Law or material Environmental Permit.

Documents required to be delivered pursuant to Section 6.1 or Section 6.2 may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the relevant Loan Party posts such documents, or provides a link thereto, on the Guarantor’s Web site on the Internet at the website address listed on Schedule 11.2, or (ii) on which such documents are posted on the Guarantor’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether maintained by a securities regulation or securities exchange, or a commercial, third-party website, or whether sponsored by the Administrative Agent); provided that the Loan Parties shall notify the Administrative Agent (by telecopier or electronic mail) of the posting of any such documents.  Notwithstanding anything contained herein, in every instance the Loan Parties shall be required to provide executed paper or electronic copies of the Compliance Certificates required by Section 6.2(a) to the Administrative Agent.  Except for such Compliance Certificates, the Administrative Agent shall have no obligation to request the delivery of or to maintain paper copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Loan Parties with any such request by a Lender for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

Each Loan Party hereby acknowledges that (i) the Administrative Agent will make available to the Lenders materials and/or information provided by or on behalf of any Loan Party hereunder (collectively, “Loan Party Materials”) by posting the Loan Party Materials on IntraLinks or another similar electronic system (the “Platform”) and (ii) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to any Loan Party or its Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities.  Each Loan Party hereby agrees that (w) all Loan Party Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Loan Party Materials “PUBLIC,” the Loan Parties shall be deemed to have authorized the Administrative Agent and the Lenders to treat such Loan Party Materials as not containing any material non-public information with respect to any Loan Party or its securities for purposes of United States federal and state securities laws (provided, however, that to the extent such Loan Party Materials constitute Information, they shall be treated as set forth in Section 11.7); (y) all Loan Party Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information”; and (z) the Administrative Agent shall be entitled to treat any Loan Party Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information.”

Section 6.3                                    Conduct of Business and Maintenance of Existence.  Each Loan Party shall, and shall cause each of its Material Subsidiaries to, preserve, renew and keep in full force and effect its corporate existence and take all commercially reasonable actions to maintain all material rights, material privileges, franchises, copyrights, patents, trademarks and trade names necessary or desirable in the normal conduct of its business, activities or operations, provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 7.2.

Section 6.4                                    Maintenance of Properties; Insurance.  Each Loan Party shall, and shall cause each of its Material Subsidiaries to:

(a)                                 keep all material property and assets useful and necessary in its business in good working order and condition, except that any Loan Party and any of its Material Subsidiaries may discontinue the maintenance or operation of any such property or assets if such discontinuation would not reasonably be expected to have a Material Adverse Effect; and

(b)                                 maintain with insurance companies (believed by such Loan Party to be financially sound and reputable) insurance on all its material property and assets in a manner consistent with past practice, except where the failure to do so would not reasonably be expected to have a Material Adverse Effect.

Section 6.5                                    Payment of Obligations.  Each Loan Party shall, and shall cause each of its Subsidiaries, to pay their respective material obligations, including material Tax liabilities, before the same shall become delinquent or in default, except (i) where the validity or amount thereof is being Contested, (ii) disclosure thereof has been made in the financial statements of the Loan Parties specified in Section 4.1, or (iii) where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

Section 6.6                                    Inspection of Property; Books and Records; Discussions.  Each Loan Party and its Subsidiaries shall keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities which permit Consolidated financial statements to be prepared in conformity with IFRS and all Requirements of Law.  Each Loan Party and each of its Material Subsidiaries shall permit any representatives designated by the Administrative Agent or any Lender upon reasonable prior notice and during regular business hours to visit and inspect any of its properties or assets and examine any of its books and records, and to discuss the business, operations, assets and financial and other conditions of any Loan Party or such Material Subsidiary with its respective officers and employees and with its respective independent certified public accountants with prior reasonable notice to, and in coordination with, its respective chief financial officer or treasurer; provided that

(i) none of the Loan Parties or its Material Subsidiaries will be required to disclose information to such representatives of the Lender Parties that is prohibited by Applicable Law or is subject to attorney-client or similar privilege or constitutes attorney work product or that is confidential or proprietary trade secret or commercially strategic information (as determined in good faith by such Loan Party); and (ii) except when an Event of Default shall have occurred and shall be continuing, the Administrative Agent and the Lenders shall use reasonable efforts to coordinate examinations and inspections under this Section 6.6 in order to reduce the resulting burden on the Loan Parties and their respective Material Subsidiaries.  The expenses resulting from any such visit shall be born (x) if no Event of Default shall have occurred or be continuing, by the visiting Lender Party, and (y) if an Event of Default shall have occurred and be continuing, by the Loan Parties.

Section 6.7                                    Notices of Material Events.  The Loan Parties shall promptly give notice to the Administrative Agent of the following material events (and the Administrative Agent shall promptly notify the Lenders after receiving such notification from the Loan parties):

(a)                                 the occurrence of any Default or Event of Default;

(b)                                 a litigation, investigation, claim, arbitration or other proceeding pending, or to the knowledge of any Loan Party, threatened, involving or affecting any Loan Party or any of its Subsidiaries, including pursuant to any applicable Environmental Laws, or any of their respective material assets or property, that would reasonably be expected to have a Material Adverse Effect;

(c)                                  a material change in any relevant accounting methodology applicable to any Loan Party or its Subsidiaries; and

(d)                                 any other development that results in, or would reasonably be expected to result in, a Material Adverse Effect.

Each notice pursuant to this Section 6.7 shall be accompanied by a statement of a Responsible Officer of the relevant Loan Party setting forth in reasonable detail the occurrence referred to therein and stating what action (if any) the Loan Parties propose to take with respect thereto.

Section 6.8                                    Compliance with Law and Permits.

(a)                                 Each Loan Party shall, and shall cause each of its Subsidiaries to, conduct its business and affairs in compliance in all respects with all Applicable Law, except to the extent the failure to so comply would not reasonably be expected to have a Material Adverse Effect.

(b)                                 Each Loan Party shall, and shall cause each of its Subsidiaries to, promptly obtain, maintain and renew or extend (as appropriate) from time to time at its own expense all such concessions, franchises, licenses, permits, authorizations, approvals, consents and certificates as may be required for (i) each Loan Party and each Subsidiary thereof to comply with its obligations under each of the Loan Documents to which such Loan Party is a party and (ii) each Loan Party and each Subsidiary thereof to own its properties and conduct its businesses and operations as presently conducted and as proposed to be conducted and to perform and observe all obligations and conditions contained in, or imposed on such Loan Party or such Subsidiary by all such concessions, franchises, licenses, permits, authorizations, approvals, consents and certificates, in each case, except to the extent that such failure would not reasonably be expected to have a Material Adverse Effect.

Section 6.9                                    Use of Proceeds.

(c)                                  The Borrower shall use proceeds of the Loan solely to finance, through a shareholder loan to Aerostar Airports Holding, Aerostar Airports Holding’s payment obligations to the Puerto Rico Ports Authority (Autoridad de los Puertos de Puerto Rico) in respect of the Reference Concession, and to finance the fees, cost and expenses incurred in connection with the transactions contemplated hereby and the other Loan Documents, or under the Reference Concession.  No part of the proceeds of any Borrowing will be used for any purpose which violates or is inconsistent with the provisions of Regulation U or Regulation X of the Board.

(d)                                 Each Loan Party covenants that it and its Subsidiaries will not, directly or indirectly, use the proceeds of the Loans or lend, contribute or otherwise make available such proceeds to any Person, (i) to fund any activities or business of or with any Person, or in any country or territory, that, at the time of such funding, is, or whose government is, the subject of Sanctions, or (ii) in any other manner that would result in a violation of Sanctions by any Person (including any Person participating in the Loan, whether as lender, advisor, investor, or otherwise).

Section 6.10                             Ranking.  Each Loan Party shall take all action which may be or become necessary or appropriate to ensure that its Obligations will at all times constitute its direct and unconditional obligations ranking at least equal in right of payment with all other senior unsecured Indebtedness of each Loan Party.

Section 6.11                             Compliance with Environmental Laws.  Each Loan Party shall, and shall cause of each of its Subsidiaries to: comply, and cause all lessees and other Persons operating or occupying its properties to comply, in all material respects, with all applicable Environmental Laws and material Environmental Permits; obtain and renew all material Environmental Permits necessary for its operations and properties; and use commercially reasonable efforts to conduct any investigation, study, sampling and testing, and undertake any cleanup, removal, remedial or other action necessary to remove and clean up all Hazardous Materials from any of its properties, in accordance with the requirements of all Environmental Laws; provided, however, that neither any Loan Party nor any of its Subsidiaries shall be required to undertake any such cleanup, removal, remedial or other action to the extent that its obligation to do so is being contested in good faith and by proper proceedings and appropriate reserves are being maintained with respect to such circumstances in accordance with IFRS.

ARTICLE VII

NEGATIVE COVENANTS

So long as any Loan or other Obligation hereunder shall remain unpaid or unsatisfied:

Section 7.1                                    Limitation on Liens.  None of the Loan Parties shall, or shall permit any of its Subsidiaries to, create, incur, assume or suffer to exist any Lien upon any of its property, assets, income or profits, whether now owned or hereafter acquired, except:

(a)                                 Liens for taxes, assessments or other governmental charges not yet delinquent or that are being Contested;

(b)                                 Liens, privileges or charges imposed by law, such as carriers’, warehousemen’s, mechanics’, landlords’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business in respect of obligations that are not overdue for a period of more than 30 days or that are being Contested;

(c)                                  pledges or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation;

(d)                                 Liens or deposits to secure the performance of bids, tenders, trade or government contracts, leases, concessions, licenses, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case, Incurred in the ordinary course of business;

(e)                                  easements (including, without limitation, reciprocal easement agreements), rights-of-way, building, zoning and similar restrictions, utility agreements, covenants, reservations, restrictions, minor encroachments and other similar minor encumbrances, defects or irregularities in title which do not, individually or in the aggregate, (i) secure any monetary obligations, (ii) materially detract from the value of the real estate to which it relates or (iii) materially interfere with the ordinary conduct of business of the Guarantor and its Subsidiaries, taken as a whole;

(f)                                   Liens on any property or asset acquired after the date hereof and existing prior to the acquisition thereof by any Loan Party or any of its Subsidiaries, or existing on any property or asset of any Person that becomes a Subsidiary of any Loan Party after the date hereof that exists prior to the time such Person becomes a Subsidiary of such Loan Party; provided, however, that (i) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Subsidiary of such Loan Party, as the case may be, (ii) such Lien will not apply to any other property of any Loan Party or any of its Subsidiaries, and (iii) such Lien shall secure only those obligations which it secures on the date of such acquisition or the date such Person becomes a Subsidiary of any Loan Party, as the case may be, and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof;

(g)                                  Liens on fixed or capital assets acquired (including real estate), constructed or improved by any Loan Party or any of its Subsidiaries; provided that (i) such Liens and the Indebtedness secured thereby are Incurred before or within 180 days after such acquisition or the completion of such construction or improvement, (ii) the Indebtedness secured thereby does not exceed 100% of the cost of acquiring, constructing or improving such fixed or capital assets, and (iii) the aggregate principal amount of Indebtedness secured by such Liens permitted by this clause (h) shall not exceed at any time outstanding an amount equal to 10% of the Consolidated Total Assets at such time;

(h)                                 banker’s liens and rights of set-off relating to deposit accounts; provided that no such deposit account is a dedicated cash collateral account or is subject to restrictions against access by the depositor in excess of those set forth by regulations promulgated by the Board, and no such deposit account is intended by any Loan Party or any of its Subsidiaries to provide collateral to the depository institution;

(i)                                     Liens securing judgments not constituting an Event of Default under Section 7.1(g);

(j)                                    any Lien arising out of the refinancing, extension, renewal or refunding of any Indebtedness or other obligations secured by any Lien permitted by the foregoing clause (f) upon or in the same property theretofore subject thereto without increase in the amount or change in any direct or contingent obligor of the Indebtedness or other obligations secured thereby; and

(k)                                 any other Liens securing Indebtedness or other obligations of any Loan Party or any of its Subsidiaries, provided that such Indebtedness or other obligations of any Loan Party or its Subsidiaries secured by any such Liens shall not exceed, at any time, individually or in the aggregate, 10% of the Consolidated Total Assets of the Guarantor at such time.

Section 7.2                                    Prohibition of Fundamental Changes.  None of the Loan Parties shall, or not permit any of its Subsidiaries to (a) enter into any merger or consolidation or amalgamation or reorganization, or (b) liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution); provided, that, if at the time thereof and immediately after giving effect thereto no Event of Default shall have occurred and is continuing, (i) any Person may merge with and into any Loan Party in a transaction in which such Loan Party is the surviving entity, (ii) any Person may merge with and into any Subsidiary of any Loan Party in a transaction in which the surviving entity is a Subsidiary of such Loan Party, and (iii) any Subsidiary of any Loan Party (other than the Borrower) may liquidate or dissolve if the Board of Directors of such Loan Party determines in good faith that such liquidation or dissolution is in the best interests of such Loan Party and is not disadvantageous to the Lenders in any material respect.

Section 7.3                                    Restricted Payments.  The Guarantor will not declare or make any Restricted Payment, unless immediately before or after giving effect thereto no Event of Default shall have occurred and be continuing.

Section 7.4            Limitation on Sales of Assets.  None of the Loan Parties shall, or shall permit any of its Subsidiaries to, make any Disposition of any of its property, business or assets (including, without limitation, other payments and receivables, but excluding leasehold interests), whether now owned or hereafter acquired, except:

(a)           Dispositions of inventory in the ordinary course of business;

(b)           sales or discounts of accounts receivable in the ordinary course of business (including for financing purposes) for cash and in an amount equal to the Fair Market Value of such accounts receivable;

(c)           any Disposition of any property or assets that, in the reasonable judgment of such Loan Party has become uneconomic, obsolete, no longer useful, or worn out;

(d)           any Disposition of any property or asset among the Loan Parties; and

(e)           in addition to clauses (a) through (d) above, any Disposition or series of Dispositions in any fiscal year of the Guarantor of any property or asset of any Loan Party or any Subsidiary of any Loan Party not exceeding, individually or in the aggregate, with other Dispositions actually made during such fiscal year pursuant to this Section 7.4(e), 10% of the Consolidated Total Assets of the Guarantor as of the most recent fiscal quarter prior to such Disposition.

Section 7.5            Consolidated Leverage Ratio.  The Loan Parties shall not permit the Consolidated Leverage Ratio as of the last day of any fiscal quarter of the Guarantor to be more than 3.50:1.00.

Section 7.6            Consolidated Interest Coverage Ratio.  The Loan Parties shall not permit the Consolidated Interest Coverage Ratio as of the last day of any fiscal quarter of the Guarantor, to be less than 3.00:1.00.

Section 7.7            Transactions with Affiliates.  None of the Loan Parties shall, or shall permit any of its Subsidiaries to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except for (i) transactions solely between Loan Parties, and (ii) transactions in the ordinary course of business that are at the prices and on terms and conditions substantially as favorable to such Loan Party or such Subsidiary, in all material respects, as could reasonably be obtained at that time from unaffiliated third parties in comparable arm’s length transactions.

ARTICLE VIII

EVENTS OF DEFAULT

Section 8.1            Events of Default.  Any of the following shall constitute an Event of Default:

(a)           any Loan Party shall fail to (i) pay any principal of the Loans when due in accordance with the terms hereof or (ii) pay any interest, any fee or any other amount payable under any Loan Document within five days after any such amount becomes due in accordance with the terms thereof or hereof; or

(b)           any representation, warranty or certification made or deemed made by any Loan Party in any Loan Document, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with any Loan Document (or any amendment or modification hereof or thereof or waiver hereunder or thereunder), shall prove to have been incorrect in any material respect on or as of the date made or deemed made; or

(c)           any Loan Party shall default in the observance or performance of any agreement contained in Sections 6.3 (with respect to existence of any Loan Party), 6.7, 6.9, Article VII or Article XI of this Agreement; provided, however, that (i) the failure by any Loan Party to comply with Section 7.1 or 7.7 shall only constitute an Event of Default pursuant to this Section 8.1(c) to the extent such failure results from the willful misconduct of such Loan Party or from such Loan Party’s breach in bad faith of such Section 7.1 or 7.7, as applicable; and (ii) any such failure by any Loan Party to comply with Section 7.1 or 7.7 not satisfying the requirements specified in clause (i) above for such event to constitute an Event of Default pursuant to this Section 8.1(c) shall be subject to the provisions of Section 8.1(d); or

(d)           any Loan Party shall default in the observance or performance of any other covenant or agreement contained in any Loan Document (other than those specified in clauses (a) or (c) of this Section 8) and such default shall continue unremedied for a period of 30 days after the Loan Parties’ receipt of written notice of such default from the Administrative Agent or any Lender; or

(e)           with respect to any Indebtedness (other than the Loans)  which in the aggregate is in excess of U.S.$50,000,000 or the Dollar equivalent thereof (“Material Indebtedness”), (i) any Loan Party or any of its Subsidiaries shall (x) default in any payment of principal of or interest on any such Material Indebtedness (regardless of the defaulted amount), beyond the period of grace, if any, provided in the instrument or agreement under which such Material Indebtedness was created; or (y) default (after giving effect to any applicable grace period) in the observance or performance of any agreement or instrument relating to any Material Indebtedness or there shall occur any other event or condition relating to any Material Indebtedness, as a result of which default or other event or condition, such Material Indebtedness becomes due or required to be redeemed, repurchased or defeased prior to its stated maturity in an amount in excess of U.S.$50,000,000 or the Dollar equivalent thereof or any Loan Party or any of its Subsidiaries is required to make an offer to prepay, redeem, purchase or defease such Material Indebtedness prior to its stated maturity in an amount in excess of U.S.$50,000,000 or the Dollar equivalent thereof (in each case other than as a result of a voluntary or optional prepayment, redemption, repurchase or defeasance by such Loan Party or such Subsidiary); or

(f)            (i) any Loan Party, any Material Subsidiary or Subsidiaries of the Guarantor constituting a Material Subsidiary Group shall voluntarily commence any case, proceeding or other action (x) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, judicial management, reorganization, administration or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it as bankrupt or insolvent, or seeking reorganization, judicial management, administration, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (y) seeking appointment of a receiver, interim receiver, receiver-manager, trustee, custodian, liquidator or other similar official for it or for all or any substantial part of its assets, or any Loan Party, any Material Subsidiary or Subsidiaries of the Guarantor constituting a Material Subsidiary Group shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against any Loan Party, any Material Subsidiary or Subsidiaries of the Guarantor constituting a Material Subsidiary Group any case, proceeding or other action of a nature referred to in clause (i) above which (x) results in the entry of an order for relief or any such adjudication or appointment or (y) remains undismissed, undischarged or unbonded for a period of 60 days; or (iii) there shall be commenced against any Loan Party, any Material Subsidiary or Subsidiaries of the Guarantor constituting a Material Subsidiary Group any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets which results in the entry of an order for any such relief which shall not have been vacated, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof; or (iv) any Loan Party, any Material Subsidiary or Subsidiaries of the Guarantor constituting a Material Subsidiary Group shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii) or (iii) above; or (v) any Loan Party, any Material Subsidiary or Subsidiaries of the Guarantor constituting a Material Subsidiary Group shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; or (vi) the board of directors (or similar governing body) of any Loan Party, any Material Subsidiary or Subsidiaries of the Guarantor constituting a Material Subsidiary Group (or any committee thereof) shall adopt any resolution or otherwise authorize any action to approve any of the actions referred to herein; or

(g)           one or more final, nonappealable judgments or decrees shall be entered against any Loan Party or any of its Subsidiaries involving in the aggregate a liability (not paid or fully covered by insurance as to which the relevant insurance company has acknowledged coverage) of U.S.$50,000,000, or more and all such judgments or decrees shall not have been vacated, discharged or stayed within the time required by the terms of such judgment; or

(h)           a Change in Control shall occur; or

(i)            (i) any Loan Party contests in writing the validity or enforceability of any Loan Document; or (ii) any Loan Party denies in writing that it has any or further liability or obligation under any Loan Document (for any reason other than the satisfaction in full of all the Obligations), or purports to revoke, terminate or rescind the provisions of any Loan

Document; or

(j)            any Governmental Authority shall, by imposition of moratorium laws, exchange controls, currency convertibility controls, currency transferability controls or otherwise, take any action having a Material Adverse Effect on the ability of any Loan Party to comply with its payment obligations hereunder or under any other Loan Document when the same become due and payable in accordance with the terms hereof and thereof; or

(k)           the Cancún Concession shall be revoked or terminated or any material provision thereof shall be amended, supplemented or otherwise modified in a manner that is adverse to the interests of the Loan Parties or the Lenders in any material respect.

Section 8.2            Remedies Upon Event of Default.  If any Event of Default occurs and is continuing:

(a)           if such event is an Event of Default specified in clause (i) or (ii) of paragraph (f) above, automatically the Commitments shall immediately terminate and the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement shall immediately become due and payable;

(b)           if such event is any other Event of Default, so long as any such Event of Default shall be continuing, with the consent of the Required Lenders, the Administrative Agent may or, upon the request of the Required Lenders, the Administrative Agent shall, by notice of default to the Borrower, declare all or a portion of the Commitments terminated and/or the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement to be due and payable forthwith, whereupon the same shall immediately become due and payable.   Except as expressly provided above in this paragraph, presentment, demand, protest and all other notices of any kind are hereby expressly waived; and

(c)           with the consent of the Required Lenders, the Administrative Agent may or, upon the request of the Required Lenders, the Administrative Agent shall, exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Loan Documents.

ARTICLE IX

ADMINISTRATIVE AGENT

Section 9.1            Appointment and Authority.  Each of the Lenders hereby irrevocably appoints BBVA Bancomer S.A., Institución de Banca Múltiple, Grupo Financiero BBVA Bancomer to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto.  The provisions of this Article are solely for the benefit of the Administrative Agent and the Lenders and the Borrower shall not have rights as a third party beneficiary of any of such provisions.

Section 9.2            Rights as a Lender.  The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity.  Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

Section 9.3            Exculpatory Provisions.  The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents.  Without limiting the generality of the foregoing, the Administrative Agent:

(a)           shall not be subject to any fiduciary or other implied duties, regardless of whether a Default or Event of Default has occurred and is continuing;

(b)           shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or Applicable Law;

(c)           shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to any Loan Party or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity;

(d)           shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 11.1 and 8.1) or (ii) in the absence of its own gross negligence or willful misconduct.  The Administrative Agent shall be deemed not to have knowledge of any Default or Event of Default unless and until notice describing such Default or Event of Default is given to the Administrative Agent by any Loan Party or a Lender; and

(e)           shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default or Event of Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article V or elsewhere herein, other than in the case of the Administrative Agent to confirm receipt of items expressly required to be delivered to the Administrative Agent.

Section 9.4            Reliance by Administrative Agent.  The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person.  The Administrative Agent may also rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon.  In determining compliance with any condition hereunder to the making of a Loan that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Loan.  The Administrative Agent may consult with legal counsel (who may be counsel for the Loan Parties), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

Section 9.5            Delegation of Duties.  The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent.  The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties.  The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

Section 9.6            Resignation of Administrative Agent.  (a)  The Administrative Agent may at any time give notice of its resignation to the Lenders and the Borrower.  Upon receipt of any such notice of resignation, the Required Lenders shall have the right, with the prior written consent of the Borrower, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States.  If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 90 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Lenders, in consultation with the Borrower, appoint a successor Administrative Agent meeting the qualifications set forth above; provided that if the Administrative Agent shall notify the Borrower and the Lenders that no qualifying successor has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (i) the Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents and (ii) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly, until such time as the Required Lenders and, if no Event of Default of the types contemplated by Sections 8.1(a) or 8.1(f) shall have occurred and be continuing, the Borrower, appoint a successor Administrative Agent as provided for in this section.  Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents.  The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor.  After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Section 11.5 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

(b)           Anything herein to the contrary notwithstanding, if at any time the Required Lenders determine that the Person serving as Administrative Agent is (without taking into account any provision in the definition of “Defaulting Lender” requiring notice from the Administrative Agent or any other party) a Defaulting Lender and such Person does not cease to be a Defaulting Lender within ten days from its receipt of notice of such determination, the Required Lenders may by notice to the Borrower and such Person remove such Person as Administrative Agent and, if no Event of Default of the types contemplated by Sections 8.1(a) or 8.1(f) shall have occurred and be continuing, with the consent of the Borrower, appoint a replacement Administrative Agent hereunder.  Such removal will, to the fullest extent permitted by Applicable Law, be effective on the earlier of (i) the date a replacement Administrative Agent is appointed and (ii) the date 30 days after the giving of such notice by the Required Lenders (regardless of whether a replacement Administrative Agent has been appointed).

Section 9.7            Non-Reliance on Administrative Agent and Other Lenders.  Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

Section 9.8            No Other Duties.  Anything herein to the contrary notwithstanding, none of the Joint Lead Arrangers listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent or a Lender hereunder.

ARTICLE X

GUARANTY

Section 10.1          Guaranty.

(a)        The Guarantor hereby irrevocably and unconditionally, guarantees, to the fullest extent permitted by applicable law, to the Administrative Agent and each Lender and until the Discharge of Obligations, the full payment and performance when due (whether at the stated maturity, by acceleration or otherwise) of each and all Obligations (the “Guaranteed Obligations”).  The Guarantor shall be deemed to be primarily liable for each Guaranteed Obligation and not merely as a surety thereof.

(b)        Each payment made by the Guarantor pursuant to this Guaranty shall (i) be made in Dollars, (ii) in immediately available funds, and (iii) without set-off or counterclaim.

Section 10.2          Taxes.  If any Taxes must be deducted or withheld from any amounts payable or paid by the Guarantor under this Article X, Section 3.01 shall apply to the Guarantor as if the Guarantor were the Borrower.

Section 10.3          Continuing Guaranty.  This Guaranty is a continuing guaranty, and shall apply to all Guaranteed Obligations whenever arising until the Discharge of Obligations.

Section 10.4          Waiver of Rights.  The Guarantor hereby absolutely, unconditionally and irrevocably waives, to the fullest extent permitted by applicable law:

(a)        promptness, diligence, notice of acceptance, notice of presentment of payment and any other notice hereunder;

(b)        demand of payment, protest, notice of dishonor or nonpayment, notice of the present and future amount of the Guaranteed Obligations and any other notice with respect to the Guaranteed Obligations;

(c)        any requirement that the Administrative Agent or any Lender protect, secure, perfect or insure any security interest or Lien or any property subject thereto or exhaust any right or take any action against the Borrower, or any Person;

(d)        any other action, event or precondition that constitutes or may constitute a discharge or defense to the enforcement hereof or the performance by the Guarantor or any other guarantor or surety;

(e)        any defense arising by any lack of capacity or authority or any other defense of any Loan Party or any notice, demand or defense by reason of cessation from any cause of the Guaranteed Obligations other than payment and performance in full of the Guaranteed Obligations by the Loan Parties and any defense that any other guarantee or security was or was to be obtained by the Administrative Agent and/or the other Lenders;

(f)        any right to which it may be entitled to require that the Borrower be sued and all claims against the Borrower be completed prior to an action or proceeding being initiated against the Guarantor;

(g)        the benefits of orden, excusión, división and espera and any benefits it may have under any of Articles 2814 through 2817, 2819 through 2823, 2827, 2836, 2839, 2840, 2845 and 2846 of the Mexican Federal Civil Code (Código Civil Federal) and the correlative articles of the civil codes of each political subdivision of Mexico (including the Federal District); and

(h)        any law, regulation, decree or order of any jurisdiction, or any other event, affecting any of the Obligations or any rights of the Administrative Agent or the Lenders with respect thereto, including (i) the application of any such law, regulation, decree or order, including any prior approval, which would prevent the exchange of a non-Dollar currency for Dollars or the remittance of funds outside of such jurisdiction or the unavailability of Dollars in any legal exchange market in such jurisdiction in accordance with normal commercial practice, (ii) a declaration of banking moratorium or any suspension of payments by banks in such jurisdiction or the imposition by such jurisdiction or any governmental authority thereof of any moratorium on, the required rescheduling or restructuring of, or required  approval of payments on, any indebtedness in such jurisdiction, (iii) any expropriation, confiscation, nationalization or requisition by such jurisdiction or any Governmental Authority that directly or indirectly deprives any Loan Party of any assets or their use or of the ability to operate its business or a material part thereof, or (iv) any war (whether or not declared), insurrection, revolution, hostile act, civil strife or similar events occurring in such jurisdiction which has the same effect as the events described in clauses (i), (ii) or (iii) above, (in each of the cases contemplated in clauses (i) through (iv) above, to the extent occurring or existing on or at any time after the date of this Agreement).

The Guarantor hereby agrees that, until Discharge of Obligations, it will not exercise any right of subrogation against the Borrower or any other guarantor of the Guaranteed Obligations which the Guarantor may at any time otherwise have as a result of this Guaranty (whether contractual, under applicable Law or otherwise).

Section 10.5          No Defense.  No invalidity, irregularity, voidableness, voidness or unenforceability of this Agreement or any other Loan Document or any other agreement or instrument relating thereto, or of all or any part of the Obligations shall affect, impair or be a defense hereunder.

Section 10.6          Guaranty of Payment.  The Guaranty hereunder is one of payment and performance, not collection, and the obligations of the Guarantor hereunder are independent of the obligations of the other Loan Party, and a separate action or actions may be brought and prosecuted against the Guarantor to enforce the terms and conditions of this Article X, irrespective of whether any action is brought against the Borrower or any other Person or whether the Borrower or any other Person is joined in any such action or actions.  The Guarantor waives any right to require any resort by the Administrative Agent or any Lender to any security held for payment of the Obligations or to any balance of any deposit account or credit on the books of the Administrative Agent or any Lender in favor of the Borrower or any other Person.  No election to proceed in one form of action or proceedings, or against any Person, or on any Obligations, shall constitute a waiver of the Administrative Agent’s right to proceed in any other form of action or proceeding or against any other Person unless the Administrative Agent has expressed any such waiver in writing.  Without limiting the generality of the foregoing, no action or proceeding by the Administrative Agent against any Loan Party under any document evidencing or securing Indebtedness of any Loan Party to the Administrative Agent shall diminish the liability of the Guarantor hereunder, except to the extent the Administrative Agent receives actual payment on account of Obligations by such action or proceeding, notwithstanding the effect of any such election, action or proceeding upon the right of subrogation of the Guarantor in respect of the Borrower.

Section 10.7          Liabilities Absolute.  To the extent permitted by Law, the liability of the Guarantor hereunder shall be absolute, unlimited and unconditional and shall not be subject to any reduction, limitation, impairment, discharge or termination for any reason, including any claim of waiver, release, surrender, alteration or compromise, and shall not be subject to any claim, defense or set-off, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality or unenforceability of any other obligation or otherwise.  Without limiting the generality of the foregoing, and to the fullest extent permitted by applicable law, the obligations of the Guarantor shall not be discharged or impaired, released, limited or otherwise affected by:

(a)        any change in the manner, place or terms of payment or performance, and/or any change or extension of the time of payment or performance of, release, renewal or alteration of, or any new agreements relating to, any obligation, any security therefor, or any liability incurred directly or indirectly in respect thereof, or any rescission of, or amendment to, or waiver or other modification of, or any consent to departure from, this Agreement or any other Loan Document, including any increase in the Guaranteed Obligations resulting from the extension of additional credit to the Borrower or otherwise;

(b)        any amendment or waiver of or consent to departure from any other guaranty for all or any of the Guaranteed Obligations;

(c)        the failure of the Administrative Agent or any Lender to assert any claim or demand or to enforce any right or remedy against the Borrower or any other Person under the provisions of this Agreement or any other Loan Document or any other document or instrument executed and delivered in connection herewith or therewith;

(d)        any other agreement or circumstance of any nature whatsoever that may or might in any manner or to any extent vary the risk of the Guarantor, or that might otherwise at law or in equity constitute a defense available to, or a discharge of, the Guaranty hereunder and/or the obligations of the Guarantor, or a defense to, or discharge of, any Loan Party or any other Person or party hereto or the Guaranteed Obligations or otherwise with respect to the Loan to the Borrower pursuant to this Agreement and/or any other Loan Document.

Section 10.8                             Bankruptcy, etc.

(a)                       So long as any Obligations remain outstanding, the Guarantor shall not, without the prior written consent of Administrative Agent acting pursuant to the instructions of Required Lenders, commence or join with any other Person in commencing any bankruptcy, reorganization or insolvency case or proceeding of or against the Borrower.  The obligations of the Guarantor hereunder shall not be reduced, limited, impaired, discharged, deferred, suspended or terminated by any case or proceeding, voluntary or involuntary, involving the bankruptcy, insolvency, receivership, reorganization, liquidation or arrangement of the Borrower or by any defense which the Borrower may have by reason of the order, decree or decision of any court or administrative body resulting from any such proceeding.

(b)                       The Guarantor acknowledges and agrees that any interest on any portion of the Guaranteed Obligations which accrues after the commencement of any case or proceeding referred to in clause (a) above (or, if interest on any portion of the Guaranteed Obligations ceases to accrue by operation of law by reason of the commencement of such case or proceeding, such interest as would have accrued on such portion of the Guaranteed Obligations if such case or proceeding had not been commenced) shall be included in the Guaranteed Obligations because it is the intention of the Guarantor that the Guaranteed Obligations which are guaranteed by the Guarantor pursuant hereto should be determined without regard to any rule of law or order which may relieve the Borrower of any portion of such Guaranteed Obligations.  The Guarantor will permit any trustee in bankruptcy, receiver, debtor-in-possession, assignee for the benefit of creditors or similar Person to pay the Administrative Agent, or allow the claim of the Administrative Agent in respect of, any such interest accruing after the date on which such case or proceeding is commenced.

Section 10.9                             Reinstatement.  This Guaranty shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any of the Guaranteed Obligations is rescinded or must otherwise be returned by the Administrative Agent or any Lender or any other Person whether upon the insolvency, bankruptcy or reorganization of any Loan Party or otherwise, all as though such payment had not been made.

ARTICLE XI

MISCELLANEOUS

Section 11.1                             Amendments, Etc.  No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by any Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders and the Loan Parties, and acknowledged by the Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall:

(a)                                 waive any condition set forth in Section 5.1 or 5.2 without the written consent of each Lender;

(b)                                 extend or increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Article VIII) without the written consent of such Lender;

(c)                                  postpone any date fixed by this Agreement or any other Loan Document for any payment of principal, interest, fees or other amounts due to the Lenders (or any of them) hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby;

(d)                                 reduce the principal of, or the rate of interest specified herein on, any Loan, or any fees or other amounts payable hereunder or under any other Loan Document, or change the manner of computation of any financial ratio (including any change in any applicable defined term) used in determining the Applicable Margin that would result in a reduction of any interest rate on any Loan or any fee payable hereunder without the written consent of each Lender directly affected thereby;

(e)                                  change Section 2.10(e) in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender;

(f)                                   release the Guarantor from any of its obligations under the Guaranty, without the written consent of each Lender; or

(g)                                  change any provision of this Section or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender.

and, provided further, that (x) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document, and (y) the Fee Letters may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (a) the Commitment of any Defaulting Lender may not be increased or extended without the consent of such Lender and (b) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender disproportionately adversely relative to other affected Lenders shall require the consent of such Defaulting Lender.

Section 11.2                             Notices; Effectiveness; Electronic Communication.

(a)                                 Notices Generally.  Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i)                                     if to any Loan Party, the Administrative Agent or any Lender party hereto as of the date hereof, to the address, facsimile number, electronic mail address or telephone number specified for such Person on Schedule 11.2; and

(ii)                                  if to any other Lender that becomes a party hereto after the date hereof, to the address, facsimile number, electronic mail address or telephone number specified in its Administrative Questionnaire (including, as appropriate, notices delivered solely to the Person designated by a Lender on its Administrative Questionnaire then in effect for the delivery of notices that may contain material non-public information relating to any Loan Party).

Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient).  Notices and other communications delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).

(b)                                 Electronic Communications.  Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent,  provided that the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication.  The Administrative Agent or the Loan Parties may each, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii), if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice, email or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.

(c)                                  The Platform.  The Platform is provided “as is” and “as available.”  The Agent Parties (as defined below) do not warrant the accuracy or completeness of the Loan Party Materials or the adequacy of the Platform, and expressly disclaim liability for errors in or omissions from the Loan Party Materials.  No warranty of any kind, express, implied or statutory, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third party rights or freedom from viruses or other code defects, is made by any Agent Party in connection with the Loan Party Materials or the platform. In no event shall the

Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to any Loan Party, any Lender or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of any Loan Party’s or the Administrative Agent’s transmission of Loan Party Materials through the Internet.

(d)                                 Change of Address, Etc.  The Loan Parties and the Administrative Agent may change its address, facsimile or telephone number for notices and other communications hereunder by notice to the other parties hereto.  Each Lender may change its address, facsimile or telephone number for notices and other communications hereunder by notice to the Loan Parties and the Administrative Agent. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, facsimile number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender.  Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and Applicable Law, including United States Federal and state securities Laws, to make reference to Loan Party Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to any Loan Party or its securities for purposes of United States Federal or state securities laws.

(e)                                  Reliance by Administrative Agent and Lenders.  The Administrative Agent and the Lenders shall be entitled to rely and act upon any notices purportedly given by or on behalf of any Loan Party even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof.  The Loan Parties shall, jointly and severally, indemnify the Administrative Agent, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of any Loan Party.  All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

Section 11.3                             No Waiver; Cumulative Remedies; Enforcement.  No failure by any Lender or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.  The rights, remedies, powers and privileges herein provided, and provided under each other Loan Document, are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against any Loan Party shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Section 8.1 for the benefit of all the Lenders; provided, however, that the foregoing shall not prohibit (a) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (b) any Lender from exercising setoff rights in accordance with Section 11.8 (subject to the terms of Section 2.11), or (c) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any Debtor Relief Law; and provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Section 8.1 and (ii) in addition to the matters set forth in clauses (b) and (c) of the preceding proviso and subject to Section 2.11, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.

Section 11.4                             Expenses; Indemnity; Damage Waiver.

(a)                                 Costs and Expenses.  The Loan Parties shall pay (i) all reasonable and documented out of pocket expenses incurred by the Administrative Agent, the Joint Lead Arrangers and their Affiliates (including the reasonable fees, charges and disbursements of counsel), in connection with the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated) (subject in the case of fees of legal counsel to such limitations separately agreed in writing between the Borrower and the Administrative Agent), and (ii) all out of pocket expenses incurred by the Administrative Agent or any Lender (including the fees, charges and disbursements of any counsel for the Administrative Agent or any Lender), in connection with the enforcement or protection of its rights following the occurrence of an Event of Default (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Loans made hereunder, including all such out of pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans.

(b)                                 Indemnification by the Loan Parties.  The Loan Parties shall indemnify the Administrative Agent (and any sub-agent thereof), each Lender and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee) incurred by any Indemnitee or asserted against any Indemnitee by any Person (including the Loan Parties) other than such Indemnitee and its Related Parties arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder, the consummation of the transactions contemplated hereby or thereby, or, in the case of the Administrative Agent (and any sub-agent thereof) and its Related Parties only, the administration of this Agreement and the other Loan Documents (including in respect of any matters addressed in Section 3.1), (ii) any Loan or the use or proposed use of the proceeds therefrom, (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by any Loan Party or any of its Subsidiaries, or any Environmental Liability related in any way to any Loan Party or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by any Loan Party, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by any Loan Party against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if any Loan Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction.  Without limiting the provisions of Section 3.1(c), this Section 11.4(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

(c)                                  Reimbursement by Lenders.  To the extent that the Loan Parties for any reason fail to indefeasibly pay any amount required under subsection (a) or (b) of this Section to be paid by them to the Administrative Agent (or any sub-agent thereof), or any of its Related Parties, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent) or any such Related Party, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount (including any such unpaid amount in respect of a claim asserted by such Lender), such payment to be made severally among them based on such Lenders’ Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought), provided, further that, the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) in its capacity as such, or against any of such Related Parties in connection with such capacity.  The obligations of the Lenders under this subsection (c) are subject to the provisions of Section 2.10(d).

(d)                                 Waiver of Consequential Damages, Etc.  To the fullest extent permitted by Applicable Law, the Loan Parties shall not assert, and hereby waive any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof.  No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence or willful misconduct of such Indemnitee as determined by a final and nonappealable judgment of a court of competent jurisdiction.

(e)                                  Payments.  All amounts due under this Section shall be payable not later than ten Business Days after demand therefor (provided reasonable evidence or explanation of such claim has been delivered).

(f)                                   Survival.  The agreements in this Section and the indemnity provisions of Section 11.2(e) shall survive the resignation of the Administrative Agent, the replacement of any Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all the other Obligations.

Section 11.5                             Payments Set Aside.  To the extent that any payment by or on behalf of any Loan Party is made to the Administrative Agent or any Lender, or the Administrative Agent or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Effective Rate from time to time in effect.  The obligations of the Lenders under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.

Section 11.6                             Successors and Assigns.

(a)                                 Successors and Assigns Generally.  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that none of the Loan Parties may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of subsection (b) of this Section, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void) or (iii) by way of any pledge or assignment of a security interest subject to the restrictions of subsection (e) Section.  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)                                 Assignments by Lenders.  Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans); provided any such assignment shall be subject to the following conditions:

(i)                                     Minimum Amounts.

(A)                               in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and/or the Loans at the time owing to it, or contemporaneous assignments to related Approved Funds that equal at least the amount specified in paragraph (b)(i)(B) of this Section in the aggregate, or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B)                               in any case not described in subsection (b)(i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than U.S.$5,000,000, unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed).

(ii)                                  Proportionate Amounts.  Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned;

(iii)                               Required Consents.  No consent shall be required for any assignment except to the extent required by subsection (b)(i)(B) of this Section and, in addition:

(A)                               the consent of the Borrower shall be required unless (1) an Event of Default has occurred and is continuing at the time of such assignment or (2) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within 15 days after having received notice thereof;

(B)                               the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of the Commitment or Loan of any Lender (or any portion thereof) if such assignment is to a Person that is not a Lender, an Affiliate of a Lender or an Approved Fund; and

(C)                               no assignment shall be permitted to be made without the consent of the Borrower to any Person that is, at the time of such assignment, a Competitor.

(iv)                              Assignment and Assumption.  The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount of U.S.$3,500; provided, however, that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment.  The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(v)                                 No Assignment to Certain Persons.  No such assignment shall be made (A) to the Borrower or any of the Borrower’s Affiliates or Subsidiaries, (B) to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B) or (C) to a natural Person.

(vi)                              Certain Additional Payments.  In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all Loans in accordance with its Applicable Percentage.  Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under Applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.1, 3.4, 3.5, and 11.4 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided, that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.  Upon request, the Borrower (at its expense) shall execute and deliver a Note to the assignee Lender.  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section.

(c)                                  Register.  The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrower (and such agency being solely for tax purposes), shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it (or the equivalent thereof in electronic form) and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and stated interest) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement.  The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d)                                 Participations.  Any Lender may at any time, in accordance with applicable law and (unless at such time an Event of Default has occurred and is continuing) with the consent of the Borrower (provided that if the Borrower does not respond to a written request for such consent within 15 days of such written request, the Borrower shall be deemed to have granted such consent), at any time sell participations to any Person (other than a natural Person, a Defaulting Lender, any Loan Party, any of the Loan Parties’ Affiliates or Subsidiaries or any Person that is then a Competitor) (each non-excluded Person, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.  For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 11.4(c) without regard to the existence of any participation.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 11.1 that affects such Participant.  The Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.1, 3.4 and 3.5 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section (it being understood that the documentation required under Section 3.1(e) shall be delivered to the Lender who sells the participation) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant (A) agrees to be subject to the provisions of Sections 3.6 and 11.13 as if it were an assignee under paragraph (b) of this Section and (B) shall not be entitled to receive any greater payment under Sections 3.1 or 3.4, with respect to any participation, than the Lender from whom it acquired the applicable participation would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation.  Each Lender that sells a participation agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 3.6 with respect to any Participant.  To the extent permitted by law, each Participant also shall be entitled to the benefits of

Section 11.8 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.11 as though it were a Lender.  Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations.  The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.  For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(e)           Certain Pledges.  Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or other central bank having jurisdiction over such Lender; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

Section 11.7          Treatment of Certain Information; Confidentiality.  Each of the Administrative Agent and the Lenders agree to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential and that the Administrative Agent or such Lender, as the case may be, is responsible to the Loan Parties for any action or failure to act that constitutes a breach of this Section 11.7 by any such Person to whom such disclosure is made by the Administrative Agent or such Lender, as the case may be pursuant to this clause (a) to the extent that the Administrative Agent or such lender, as the case may be, is reasonably able to exercise control over the actions of such Person), (b) to the extent required or requested by any regulatory authority purporting to have jurisdiction over such Person or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same or at least as restrictive as those of this Section, to (i) any assignee of or Participant in, any of its rights and obligations under this Agreement and, unless (x) an Event of Default shall have occurred and be continuing at the time, or (y) such assignment or sale of Participation is made to a Lender, an Affiliate of a Lender or an Approved Fund, with the prior written consent of the Borrower (not to be unreasonably withheld or delayed), to any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or any actual or prospective counterparty (or its Related Parties) to any swap, derivative or other transaction under which payments are to be made by reference to any Loan Party and its obligations, this Agreement or payments hereunder, provided that such prospective assignee or Participant or counterparty is not a Competitor (g) on a confidential basis to (i)  any rating agency in connection with rating the Borrower or its Subsidiaries or the credit facilities provided hereunder or (ii) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers or other market identifiers with respect to the credit facilities provided hereunder, (h) with the consent of the Loan Parties or (i) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Administrative Agent, any Lender, or any of their respective Affiliates on a nonconfidential basis from a source other than any Loan Party.  For purposes of this Section, “Information” means all information received from any Loan Party or any Subsidiary thereof relating to any Loan Party or any of its Subsidiaries or any of their respective businesses, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by any Loan Party or any of its Subsidiaries.  Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Each of the Administrative Agent and the Lenders acknowledges that (a) the Information may include material non-public information concerning any Loan Party or its Subsidiaries, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable Law, including United States Federal and state securities Laws.

Section 11.8          Right of Setoff.  If an Event of Default under Section 8.1(a) shall have occurred and be continuing, each Lender and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender or any such Affiliate to or for the credit or the account of any Loan Party against any and all of the obligations of the Loan Parties then due and existing under this Agreement or any other Loan Document to such Lender or its respective Affiliates, irrespective of whether or not such Lender or Affiliate shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Loan Parties are owed to a branch, office or Affiliate of such Lender different from the branch, office or Affiliate holding such deposit or obligated on such indebtedness; provided, that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.10 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff.  The rights of each Lender and its respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender or its respective Affiliates may have.  Each Lender agrees to notify the

Loan Parties and the Administrative Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.

Section 11.9          Interest Rate Limitation.  Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”).  If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower or the Guarantor, as the case may be.  In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

Section 11.10       Counterparts; Integration; Effectiveness.  This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.  Except as provided in Section 5.1, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto.  Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic imaging means (e.g. “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 11.11       Survival of Representations and Warranties.  All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof.  Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of any Borrowing, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied.

Section 11.12       Severability.  If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions.  The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.  Without limiting the foregoing provisions of this Section 11.12, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws, as determined in good faith by the Administrative Agent, then such provisions shall be deemed to be in effect only to the extent not so limited.

Section 11.13       Replacement of Lenders.  If the Borrower is entitled to replace a Lender pursuant to the provisions of Section 3.6, or if any Lender is a Defaulting Lender or a Non-Consenting Lender, then the Borrower may, at its sole expense, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 11.6), all of its interests, rights (other than its existing rights to payments pursuant to Sections 3.1 and 3.4) and obligations under this Agreement and the related Loan Documents to an assignee (subject to such consents required pursuant to Section 11.6(b)(iii)) that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:

(a)           the Borrower shall have paid to the Administrative Agent the assignment fee (if any) specified in Section 11.6(b);

(b)           such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.5) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

(c)           in the case of any such assignment resulting from a claim for compensation under Section 3.4 or payments required to be made pursuant to Section 3.1, such assignment will result in a reduction in such compensation or payments thereafter;

(d)           such assignment does not conflict with applicable Laws; and

(e)           in the case of an assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable assignee shall have consented to the applicable amendment, waiver or consent.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

Section 11.14       Governing Law; Jurisdiction; Etc.

(a)           GOVERNING LAW.  THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS AND ANY CLAIMS, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT (EXCEPT, AS TO ANY OTHER LOAN DOCUMENT, AS EXPRESSLY SET FORTH THEREIN) AND THE TRANSACTIONS

CONTEMPLATED HEREBY AND THEREBY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

(b)           SUBMISSION TO JURISDICTION.  EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS FOR ITSELF AND ITS PROPERTY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS RELATING HERETO OR THERETO TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, AND TO THE COURTS OF ITS OWN CORPORATE DOMICILE WITH RESPECT TO ACTIONS BROUGHT AGAINST IT AS A DEFENDANT, AND EXPRESSLY AND IRREVOCABLY WAIVES ITS RIGHT TO ANY OTHER JURISDICTION THAT MAY APPLY BY VIRTUE OF ITS PRESENT OR FUTURE DOMICILE OR BY ANY OTHER REASON, AND EACH OF THE PARTIES HERETO AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION, LITIGATION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT, AND WAIVES ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH ACTION OR PROCEEDING IN ANY SUCH COURT OR THAT SUCH ACTION OR PROCEEDING WAS BROUGHT IN AN INCONVENIENT COURT AND AGREES NOT TO PLEAD OR CLAIM THE SAME.  EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION, LITIGATION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.

(c)           WAIVER OF VENUE.  EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d)           SERVICE OF PROCESS.  EACH LOAN PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY (I) AGREES THAT SERVICE OF ALL WRITS, PROCESS AND SUMMONSES IN ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN THE STATE OF NEW YORK MAY BE MADE UPON CT CORPORATION SYSTEM, PRESENTLY LOCATED AT 111 EIGHTH AVENUE, NEW YORK, NEW YORK 10111, UNITED STATES (THE “PROCESS AGENT”), AND EACH LOAN PARTY HEREBY CONFIRMS AND AGREES THAT THE PROCESS AGENT HAS BEEN DULY AND IRREVOCABLY APPOINTED AS ITS AGENT TO ACCEPT SUCH SERVICE OF ANY AND ALL SUCH

WRITS, PROCESSES AND SUMMONSES, AND AGREES THAT THE FAILURE OF THE PROCESS AGENT TO GIVE ANY NOTICE OF ANY SUCH SERVICE OF PROCESS TO ANY SUCH LOAN PARTY SHALL NOT IMPAIR OR AFFECT THE VALIDITY OF SUCH SERVICE OR OF ANY JUDGMENT BASED THEREON. FOR THE PURPOSES OF THIS SECTION 11.14(d), EACH LOAN PARTY SHALL GRANT AN IRREVOCABLE SPECIAL POWER OF ATTORNEY FOR LAWSUITS AND COLLECTIONS BEFORE A MEXICAN NOTARY PUBLIC IN FAVOR OF THE PROCESS AGENT.  IF THE PROCESS AGENT SHALL CEASE TO SERVE AS AGENT FOR THE ANY LOAN PARTY TO RECEIVE SERVICE OF PROCESS HEREUNDER, SUCH LOAN PARTY SHALL PROMPTLY APPOINT A SUCCESSOR AGENT REASONABLY SATISFACTORY TO THE ADMINISTRATIVE AGENT. EACH LOAN PARTY HEREBY FURTHER CONSENTS TO THE SERVICE OF PROCESS IN ANY SUIT, ACTION OR PROCEEDING IN SUCH COURTS BY THE MAILING THEREOF BY THE ADMINISTRATIVE AGENT OR ANY LENDER BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, AT ITS ADDRESS SET FORTH IN SCHEDULE 11.2; AND (II) AGREES THAT NOTHING HEREIN SHALL AFFECT THE RIGHT TO EFFECT SERVICE OF PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR SHALL LIMIT THE RIGHT TO SUE IN ANY OTHER JURISDICTION.

Section 11.15       Waiver of Jury Trial.  EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 11.16       No Advisory or Fiduciary Responsibility.  In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), each Loan Party acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (i) (A) the arranging and other services regarding this Agreement provided by the Administrative Agent, the Joint Lead Arrangers and the Lenders are arm’s-length commercial transactions among the Loan Parties and their Affiliates, on the one hand, and the Administrative Agent, the Joint Lead Arrangers and the Lenders, on the other hand, (B) each Loan Party has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) each Loan Party is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) the Administrative Agent, each Joint Lead Arranger and each Lender is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for any Loan Party or any of its Affiliates, or any other Person and (B) neither the Administrative Agent, the Joint Lead Arranger nor any Lender has any obligation to any Loan Party or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Administrative Agent, the Joint Lead Arrangers and the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of any Loan Party and its Affiliates, and neither the Administrative Agent, any Joint Lead Arranger, nor any Lender has any obligation to disclose any of such interests to any Loan Party or its Affiliates.  To the fullest extent permitted by law, each Loan Party hereby waives and releases any claims that it may have against the Administrative Agent, any Joint Lead Arranger or any Lender with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

Section 11.17       Electronic Execution of Assignments and Certain Other Documents.  The words “execute,” “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption or in any amendment or other modification hereof (including waivers and consents) shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the Administrative Agent, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

Section 11.18       Judgment Currency.  This is an international loan transaction in which the specification of Dollars and payment in New York is of the essence, and the payment Obligations shall not be discharged or satisfied by any tender or recovery pursuant to any judgment expressed in or converted into any other currency or in another place except to the extent that such tender or recovery results in the effective receipt by such Person in New York of the full amount of Dollars payable to such Person under this Agreement.  If for the purpose of obtaining judgment in any court it is necessary to convert a sum due hereunder in Dollars into another currency (in this Section 11.18  called the “judgment currency”), the rate of exchange that shall be applied shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase such Dollars in New York with the judgment currency on the Business Day immediately preceding the day on which such judgment is rendered.  The obligation of the any Loan Party in respect of any such sum due from it to the Administrative Agent or any Lender hereunder or under any other Loan Document (in this Section 11.18 called an “Entitled Person”) shall, notwithstanding the rate of exchange actually applied in rendering such judgment, be discharged only to the extent that on the Business Day following receipt by such Entitled Person of any sum adjudged to be due hereunder in the judgment currency such Entitled Person may in accordance with normal banking procedures purchase and transfer Dollars to New York with the amount of the judgment currency so adjudged to be due, and each Loan Party hereby, as a separate obligation and notwithstanding any such judgment, agrees to indemnify such Entitled Person against, and to pay such Entitled Person on demand, in Dollars, the amount (if any) by which the sum originally due to such Entitled Person in Dollars hereunder exceeds the amount of the Dollars so purchased and transferred.

Section 11.19       USA PATRIOT Act.  Each Lender that is subject to the Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies each Loan Party that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of each Loan Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify each Loan Party in accordance with the Act.  Each Loan Party shall, promptly following a request by the Administrative Agent or any Lender, provide all documentation and other information that the Administrative Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Act.

Section 11.20       Use of English Language.  This Agreement has been negotiated and executed in the English language.  All certificates, reports, notices and other documents and communications given or delivered pursuant to this Agreement (including any modifications or supplements hereto) shall be in the English language, or accompanied by a certified English translation thereof.  Except in the case of (i) laws or official communications of Mexico, (ii) documents filed with any Governmental Authority in Mexico or (iii) corporate documents of the Loan Parties, in the case of any document originally issued in a language other than English, the English language version of any such document shall for purposes of this Agreement, and absent manifest error, control the meaning of the matters set out therein.

Signature Page

Credit and Guaranty Agreement

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

AEROPUERTO DE CANCÚN, S.A. DE C.V.,
as the Borrower

By:
Name:
Title:

GRUPO AEROPORTUARIO DEL SURESTE, S.A.B. DE C.V.,
as the Guarantor

By:
Name:
Title:

Signature Page

Credit and Guaranty Agreement

BBVA BANCOMER S.A., INSTITUCIÓN DE BANCA MÚLTIPLE, GRUPO FINANCIERO BBVA BANCOMER,
as Administrative Agent

By:
Name:
Title:

By:
Name:
Title:

Signature Page

Credit and Guaranty Agreement

BANK OF AMERICA, N.A.,
as a Lender

By:
Name:
Title:

By:
Name:
Title:

Signature Page

Credit and Guaranty Agreement

BBVA BANCOMER S.A., INSTITUCIÓN DE BANCA MÚLTIPLE, GRUPO FINANCIERO BBVA BANCOMER,
as a Lender

By:
Name:
Title:

By:
Name:
Title: